                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT


                                   dated as of


                                  July 18, 2001


                                  by and among


                          LOCKHEED MARTIN CORPORATION,


                        LOCKHEED MARTIN INVESTMENTS, INC.


                                       and


                       AFFILIATED COMPUTER SERVICES, INC.


STOCK PURCHASE AGREEMENT

                                    Schedules

SCHEDULE 2.2(c)            Closing Balance Sheet Procedures
SCHEDULE 3.1(a)            Organization and Related Matters
SCHEDULE 3.1(c)(1)         Financial Statements
SCHEDULE 3.1(c)(2)         Certain Changes
SCHEDULE 3.1(d)            Tax Returns
SCHEDULE 3.1(e)            Material Contracts
SCHEDULE 3.1(f)(1)         Real and Personal Property; Title to Property; Leases
SCHEDULE 3.1(g)(1)         Company IP
SCHEDULE 3.1(g)(2)         Transfer of Intellectual Property
SCHEDULE 3.1(g)(3)         Intellectual Property Infringement
SCHEDULE 3.1(h)            Authorization; No Conflicts
SCHEDULE 3.1(i)            Legal Proceedings
SCHEDULE 3.1(n)(1) Benefit Plans and Other Employee Programs, Agreements or Arrangements
SCHEDULE 3.1(n)(2)         Certain Transactions
SCHEDULE 3.1(n)(3)         Compliance
SCHEDULE 3.1(n)(4)         Multiemployer Plans
SCHEDULE 3.1(n)(5)         Severance
SCHEDULE 3.1(n)(8)         Retiree Medical Benefit Commitments
SCHEDULE 3.1(q)            Operation in the Ordinary Course
SCHEDULE 3.1(r)            Environmental Compliance
SCHEDULE 3.1(s)            Affiliate Transactions
SCHEDULE 3.1(t)            Accounts Receivable Exceptions
SCHEDULE 3.1(v)            Bank Accounts; Lock Boxes
SCHEDULE 3.1(z)            Directors and Officers
SCHEDULE 4.2               Conduct of Business
SCHEDULE 4.4               Elimination of Intercompany and Affiliate Liabilities
SCHEDULE 4.7               Intercompany Work Transfer Agreements
SCHEDULE 5.6(a)            Intellectual Property
SCHEDULE 5.6(c)            Jointly Developed Software
SCHEDULE 5.8               Administration Pending Transfer of Certain Contracts
SCHEDULE 5.9               Financial Support Arrangements
SCHEDULE 5.10              Insurance Matters
SCHEDULE 6.1(a)            Assumption of Employment and Other Agreements
SCHEDULE 6.1(e)            Affiliate Employees
SCHEDULE 6.2(a)(1)         Parent Savings Plans
SCHEDULE 7.1(b)            Approvals
SCHEDULE 7.2(g)            Certain Consents
SCHEDULE 10.13             Knowledge Convention

                                    Exhibits

EXHIBIT A                  Form of Limited Noncompetition Agreement
EXHIBIT B                  Substance of Opinion of Counsel to Parent
EXHIBIT C                  Substance of Opinion of Counsel to Buyer

STOCK PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                                                     PAGE
                                                     ARTICLE I

                                                    DEFINITIONS

1.1      Definitions....................................................................................1

                                                    ARTICLE II

                                             PURCHASE AND SALE/CLOSING

2.1      Purchase and Sale..............................................................................9
2.2      Purchase Price and Adjustments.................................................................9
2.3      The Closing...................................................................................11

                                                    ARTICLE III

                                          REPRESENTATIONS AND WARRANTIES

3.1      Representations and Warranties of Sellers.....................................................11
3.2      Representations and Warranties of Buyer.......................................................22

                                                    ARTICLE IV

                               COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

4.1      Access........................................................................................24
4.2      Conduct of Business...........................................................................24
4.3      Reasonable Efforts; No Inconsistent Action....................................................27
4.4      Elimination of Intercompany and Affiliate Liabilities.........................................28
4.5      Control of the Business of the Company........................................................28
4.6      Accuracy of Information.......................................................................28
4.7      Related Agreements............................................................................28
4.8      Post-Effective Date, Pre-Closing Cash Activity................................................29

                                                     ARTICLE V

                                               CONTINUING COVENANTS

5.1      Cooperation...................................................................................29
5.2      Nondisclosure of Proprietary Data.............................................................30
5.3      Legal Privileges..............................................................................30
5.4      Tax Matters...................................................................................30
5.5      Use of Certain Parent Trademarks..............................................................35
5.6      Intellectual Property.........................................................................36
5.7      Leases........................................................................................36
5.8      Administration Pending Transfer of Certain Contracts..........................................37
5.9      Financial Support Arrangements................................................................38
5.10     Insurance Matters.............................................................................39
5.11     Supplemental Disclosure.......................................................................40


STOCK PURCHASE AGREEMENT              -i-

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                     PAGE
5.12     Treatment of Certain Accounts Receivable......................................................41
5.13     Audited Financial Statements..................................................................42
5.14     Certain Payments..............................................................................42

                                                    ARTICLE VI

                                          EMPLOYEES AND EMPLOYEE MATTERS

6.1      Employment of Transferred Employees...........................................................42
6.2      Transferred Employee Benefit Matters..........................................................44
6.3      Vacation Benefits.............................................................................48
6.4      Employee Rights...............................................................................48
6.5      WARN Act Requirements.........................................................................49
6.6      Special Provisions For Certain Employees......................................................49

                                                    ARTICLE VII

                                              CONDITIONS OF PURCHASE

7.1      General Conditions............................................................................49
7.2      Conditions to Obligations of Buyer............................................................50
7.3      Conditions to Obligations of Sellers..........................................................51

                                                   ARTICLE VIII

                                            TERMINATION OF OBLIGATIONS

8.1      Termination of Agreement......................................................................52
8.2      Effect of Termination.........................................................................53

                                                    ARTICLE IX

                                             INDEMNIFICATION; SURVIVAL

9.1      Obligations of Sellers........................................................................53
9.2      Obligations of Buyer..........................................................................54
9.3      Procedure.....................................................................................55
9.4      Survival......................................................................................56
9.5      Limitations on Indemnification................................................................56
9.6      Treatment of Payments.........................................................................57
9.7      Remedies Exclusive............................................................................57
9.8      Mitigation....................................................................................57

                                                     ARTICLE X

                                                      GENERAL

10.1     Usage.........................................................................................58
10.2     Amendments; Waivers...........................................................................58


STOCK PURCHASE AGREEMENT              -ii-

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                     PAGE
10.3     Schedules; Exhibits...........................................................................58
10.4     Further Assurances............................................................................59
10.5     Governing Law.................................................................................59
10.6     Headings......................................................................................59
10.7     Counterparts..................................................................................59
10.8     Parties in Interest...........................................................................59
10.9     Performance by Subsidiaries...................................................................60
10.10    Waiver........................................................................................60
10.11    Severability..................................................................................60
10.12    Damages Determination.........................................................................60
10.13    Knowledge Convention..........................................................................60
10.14    Notices.......................................................................................60
10.15    Publicity and Reports.........................................................................62
10.16    Integration...................................................................................62
10.17    Expenses......................................................................................62
10.18    No Assignment.................................................................................62
10.19    Representation By Counsel; Interpretation.....................................................62
10.20    Reference of Disputes to Senior Officers of Sellers and Buyer.................................63
10.21    Resolution of Disputes........................................................................63
10.22    No Third Party Beneficiaries..................................................................63


STOCK PURCHASE AGREEMENT              -iii-

                            STOCK PURCHASE AGREEMENT

                  This Stock Purchase Agreement is entered into as of July 18, 2001 by and among LOCKHEED MARTIN CORPORATION, a Maryland corporation ("Parent"), LOCKHEED MARTIN INVESTMENTS, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("LMII"; and, together with Parent, "Sellers"), and AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation ("Buyer"; and, together with Parent and LMII, the "Parties").

                                    RECITALS

                  WHEREAS, Parent owns all of the issued and outstanding capital stock of LMII, and LMII owns all of the issued and outstanding capital stock of Lockheed Martin IMS Corporation, a New York corporation (the "Company").

                  WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding stock of the Company for the consideration described herein; and

                  WHEREAS, pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, the Parties will elect to treat the sale of the outstanding stock of the Company as a sale of assets for tax purposes and as a sale of stock for all other purposes.

                                    AGREEMENT

                  In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  1.1 DEFINITIONS.

                  For all purposes of this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, and except as otherwise expressly provided, the following definitions shall apply:

                  "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

                  "Active Employees" has the meaning set forth in Section 6.1.

                  "Affiliate" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

                  "Affiliate Employees" has the meaning set forth in Section 6.1(e).

                  "Agreement" means this Agreement as amended or supplemented together with all Exhibits and Schedules attached hereto or expressly incorporated herein by reference.


STOCK PURCHASE AGREEMENT

                  "Approval" means any approval, authorization, consent, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

                  "Arbiter" has the meaning set forth in Section 5.4(k).

                  "Audited Financial Statements" has the meaning set forth in
Section 3.1(c).

                  "Base Purchase Price" has the meaning set forth in Section 2.2(b).

                  "Business" means the business of the Company and its Subsidiaries, taken as a whole.

                  "Buyer" has the meaning set forth in the Preamble hereto.

                  "Buyer Savings Plan" has the meaning set forth in Section 6.2(a)(2).

                  "Buyer Welfare Plans" has the meaning set forth in Section 6.2(b)(1).

                  "Buyer's representatives" has the meaning set forth in Section 4.2.

                  "Certificates" has the meaning set forth in Section 2.1.

                  "Closing" has the meaning set forth in Section 2.3(a).

                  "Closing Balance Sheet" has the meaning set forth in Section 2.2(c).

                  "Closing Date" has the meaning set forth in Section 2.3(b).

                  "Closing Date Receivables" has the meaning set forth in
Section 5.12.

                  "Closing Date Statement" has the meaning set forth in Section 2.2(c).

                   "Closing Working Capital" means the amount by which (i) the total dollar amount of those assets identified in accordance with GAAP as "current assets" on the Closing Balance Sheet, other than cash and cash equivalents, exceeds (ii) the total dollar amount of those liabilities identified in accordance with GAAP as "current liabilities" on such balance sheet, other than any such liabilities that constitute outstanding indebtedness of the Company or any of its Subsidiaries to Sellers or any of their Affiliates (other than the Company and its Subsidiaries), whether or not any such liability is represented by a promissory note or other instrument in writing; provided that such indebtedness is cancelled in accordance with Section 4.4.

                  "COBRA" has the meaning set forth in Section 3.1(n)(8).

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Company" has the meaning set forth in the Recitals hereto.

                  "Company IP" has the meaning set forth in Section 3.1(g)(1).



STOCK PURCHASE AGREEMENT               2

                  "Company Proprietary Information" means (i) all non-public information included in Intellectual Property owned by or licensed to the Company or its Subsidiaries and (ii) any and all information related to the Business which has not been or is not made generally available to the public by the Company or its Subsidiaries prior to the Closing Date or by Buyer or its Subsidiaries after the Closing Date.

                  "Confidentiality Agreement" has the meaning set forth in
Section 4.1.

                  "Contract" means any written agreement, arrangement, understanding, bond, commitment, franchise, indemnity, indenture or lease.

                  "Disclosure Schedules" means the Schedules dated the date of this Agreement and delivered contemporaneously herewith or on or before the Closing Date relating to this Agreement, as they may be amended from time to time in accordance with the terms of this Agreement.

                  "Effective Date" means the last day of the month preceding the month in which the Closing occurs.

                  "Employee" has the meaning set forth in Section 3.1(n).

                  "Encumbrance" means any claim, charge, easement, encumbrance, lease, security interest, lien, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by law or contract, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.

                  "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, proceeding or other written communication by any Person alleging liability or potential liability under or relating to any Environmental Laws.

                  "Environmental Laws" means all federal, state, local and foreign statutes, laws and regulations relating to pollution or protection of human health or the environment (including air, surface water, ground water, land surface and subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Regulated Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Regulated Substances.

                  "Environmental Permit" means any license, permit, franchise, certificate of authority or order, or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity pursuant to any applicable Environmental Laws.

                  "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock, or any other rights, warrants or options to acquire any of the foregoing securities.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Plans" has the meaning set forth in Section 3.1(n)(1).


STOCK PURCHASE AGREEMENT               3

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "E&Y" has the meaning set forth in Section 2.2(c).

                  "Final Allocation" has the meaning set forth in Section
5.4(n).

                  "Final Determination" means a determination, as defined in
Section 1313(a) of the Code, or any other event that finally and conclusively establishes the amount of any liability for Taxes.

                  "Final Working Capital Amount" has the meaning set forth in
Section 2.2(c).

                  "Financial Statements" has the meaning set forth in Section 3.1(c)(1).

                  "Financial Support Arrangements" means any liabilities or obligations, contingent or otherwise, of a Person in respect of any indebtedness, obligation or liability (including assumed indebtedness, obligations or liabilities) of another Person, including any remaining obligations or liabilities associated with indebtedness, obligations or liabilities that are assigned, transferred or otherwise delegated to another Person, if any, letters of credit and standby letters of credit (including any related reimbursement or indemnity agreements), direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, surety bonds, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income or other financial condition, agreements to make payment other than for value received and any other financial accommodations.

                  "Financial Support Trigger Date" has the meaning set forth in
Section 5.9(a).

                  "FSA" has the meaning set forth in Section 6.2(b)(4).

                  "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

                  "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, interstate, state or local, domestic or foreign.

                  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

                   "Income Tax Return" means a Tax Return required to be supplied to a Governmental Entity with respect to Income Taxes including, where permitted or required, combined or consolidated returns for any group of Persons that includes the Company or any of its Subsidiaries.

                  "Income Taxes" means all Taxes based on or measured by net income (including any interest and penalties and additions to Tax (civil or criminal) related thereto or to the nonpayment thereof), but excluding withholding Taxes.



STOCK PURCHASE AGREEMENT               4

                  "Indemnifiable Claim" means any claim of an Indemnifiable Loss for or against which any party is entitled to indemnification under this Agreement.

                  "Indemnifiable Loss" means any cost, damage, disbursement, expense, liability, loss, deficiency, penalty or settlement of any kind or nature, including reasonable legal, accounting and other professional fees and expenses and amounts paid in settlement, that are actually imposed on or otherwise actually incurred or suffered by the specified Person.

                  "Indemnified Party" means the party entitled to indemnification hereunder.

                  "Indemnifying Party" means the party obligated to provide indemnification hereunder.

                  "Insurance Liabilities" has the meaning set forth in Section 5.10(c).

                  "Intellectual Property" means all patents, copyrights (registered or unregistered), trademarks (registered or unregistered), trade names (registered or unregistered), trade dress, domain names, mask work, service marks (registered or unregistered), service names, technology, know-how, processes, trade secrets, and all other tangible or intangible confidential or proprietary technical and business information, inventions, proprietary data, formulae, research and development data, computer software programs (including source codes), databases, networks, systems, other copyrights and works of authorship and other intellectual property and rights associated therewith (excluding the Parent Marks, subject to Section 5.5) and applications for the same, including any registrations or applications for registration of any of the foregoing and all goodwill associated with the foregoing.

                  "IRS" means the Internal Revenue Service or any successor entity.

                  "IWTA" means a written Intra-Lockheed Martin Work Transfer Agreement pursuant to which Parent through one or more of its business units or Affiliates supplies products and services to the Business or the Business provides products and services to Parent through one or more of its business units or Affiliates.

                  "Known Claims" means the Actions or threatened Actions set forth on Schedule 3.1(i) hereto, as amended prior to the Closing Date, together with any Actions or threatened Actions required to be set forth on such Schedule 3.1(i) as of the Closing Date for the representations and warranties in Section 3.1(i) to be accurate as of the Closing Date; provided that threatened Actions shall only be deemed Known Claims if they become Actions after the Closing.

                  "Law" means any constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Entity and any Order.

                  "Leases" has the meaning set forth in Section 3.1(f)(2).

                  "Limited Noncompetition Agreement" means the Limited Noncompetition Agreement dated as of the Closing Date, substantially in the form of Exhibit A hereto.

                  "LMII" has the meaning set forth in the Preamble hereto.

                  "LTD Recipient" has the meaning set forth in Section 6.6.


STOCK PURCHASE AGREEMENT               5

                  "Master Purchase Agreement" has the meaning set forth in
Section 4.7(a).

                  "Material Adverse Effect" means a material adverse effect on the business, operations, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

                  "Material Contract" has the meaning set forth in Section
3.1(e).

                  "MICP" has the meaning set forth in Section 6.1(a).

                  "Modified Allocation" has the meaning set forth in Section 5.4(n).

                  "Net Funded Cash" has the meaning set forth in Section 2.2(a).

                  "Net Swept Cash" has the meaning set forth in Section 2.2(a).

                  "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

                  "Original Schedules" has the meaning set forth in Section
5.11.

                  "Parent" has the meaning set forth in the Preamble hereto.

                  "Parent Leases" has the meaning set forth in Section 5.7.

                  "Parent LTD Plan" has the meaning set forth in Section 6.6.

                  "Parent Marks" has the meaning set forth in Section 5.5(a).

                  "Parent Savings Plans" has the meaning set forth in Section 6.2(a)(1).

                  "Parent Welfare Plans" has the meaning set forth in Section 6.2(b)(1).

                  "Parties" has the meaning set forth in the Preamble hereto.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                  "Permit" means any license, permit, franchise, certificate of authority or order or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity, but excluding Environmental Permits.

                  "Permitted Encumbrance" means any Encumbrance that (i) is reflected or disclosed in the Financial Statements or in title reports made available to Buyer, (ii) is not material in amount either individually or when aggregated with other Permitted Encumbrances, (iii) constitutes a statutory lien (such as liens for Taxes not yet due and payable) arising in the ordinary course of business that has not been recorded and that relates to an obligation as to which there is no material default on the part of Parent or any of its Affiliates, provided that such item does not exceed $100,000 in the aggregate, or (iv) does not singly or in the aggregate with other such items materially detract from the value of the property to which it relates or materially detract from or interfere with the use of property to which it relates in the ordinary conduct of business as presently conducted.


STOCK PURCHASE AGREEMENT               6                          EXECUTION COPY

                  "Person" means an association, a corporation, an individual, a partnership, a limited liability company, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

                  "Plans" has the meaning set forth in Section 3.1(n)(1).

                  "Post-Closing Date Receivables" has the meaning set forth in
Section 5.13.

                  "Post-Effective Date Tax Period" means any Tax period or portion thereof beginning after the Effective Date.

                  "Pre-Effective Date Tax Period" means any Tax period or portion thereof ending on or before the Effective Date.

                  "Prime Rate" means the rate that the Chase Manhattan Bank (or any successor entity) announces from time to time as its prime lending rate, as in effect from time to time.

                  "Property" or "Properties" has the meaning set forth in
Section 3.1(f)(1).

                  "Proposed Allocation" has the meaning set forth in Section 5.4(n).

                  "Proposed Final Working Capital Amount" has the meaning set forth in Section 2.2(c).

                  "Purchase Price" has the meaning set forth in Section 2.2(a).

                  "Regulated Substance" means (i) any "hazardous substance" or "pollutant" or "contaminant," as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act (Title 42 United States Code Section 9601 et seq.), or Title 40 Code of Federal Regulations Part 302,
(ii) any toxic or hazardous substance, material or waste (whether solid, liquid or gaseous), (iii) "petroleum," as that term is defined in the Resource Conservation and Recovery Act, as amended (Title 42 United States Code Section 6691 et seq.), or Title 40 Code of Federal Regulations Section 280.1, or (iv) any other substance or waste which is regulated under any applicablE Environmental Law with respect to its discharge or release, collection, storage, transportation for disposal, treatment or disposal.

                  "Release Date" has the meaning set forth in Section 5.9(b).

                  "Related Agreements" means the Limited Noncompetition Agreement, the Benefit Transition Services Agreement dated as of the date hereof between Parent and Buyer and, if entered into by the parties, the Transition Services Agreement and the Master Purchase Agreement.

                  "Restricted Contract" has the meaning set forth in Section 5.8(a).

                  "Scheduled Financial Support Arrangements" has the meaning set forth in Section 5.9(a).

                  "SEC" means the Securities and Exchange Commission or any successor entity.

                  "Section 338 Election" has the meaning set forth in Section 5.4(n).


STOCK PURCHASE AGREEMENT               7

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Sellers' representatives" has the meaning set forth in
Section 4.2.

                  "Specified Receivables" has the meaning set forth in Section 5.12.

                  "Specified Receivable Trigger Date" has the meaning set forth in Section 5.12.

                  "Stock" means the capital stock of the Company.

                  "Subsidiary" means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%.

                  "Tax" means any tax imposed of any nature, including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax, any withholding or backup withholding tax, value added tax, severance tax, prohibited transaction tax, import or customs duties, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

                  "Tax Return" means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and any amendment to any of the foregoing.

                  "Technology Systems" means the electronic data processing, electronic information, electronic recordkeeping, electronic communications, electronic telecommunications, and computer systems, computer firmware, computer hardware (whether general or special purpose), software and other similar or related items of automated, computerized, and/or software system(s) that are used internally by the Company or any of its Subsidiaries in the conduct of their Business and are owned by or licensed to the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries otherwise possess a contractual right to use. For the avoidance of doubt, "Technology Systems" shall not include any systems described above that are owned or licensed by Parent and used in the provision of corporate services to the Company and its Subsidiaries.

                  "Transferred Employees" has the meaning set forth in Section 6.1.

                  "Transition Services Agreement" has the meaning set forth in
Section 4.7(c).

                  "Type A Claims" means Known Claims that are not Type B Claims.

                  "Type B Claims" means claims raised or made by or on behalf of a present or former employee of the Business or beneficiary of any such person and that is based on an employer-employee relationship between such person and Parent or any of its Subsidiaries; provided that, for the avoidance of doubt, any claims resulting from the inaccuracy of the representations in Section 3.1(n) shall not be a Type B Claim.


STOCK PURCHASE AGREEMENT               8

                  "Type C Claims" means any Action against the Company or its Subsidiaries relating to the Business arising from facts and circumstances that occurred prior to the Closing Date, whether pending at the Closing or not, other than Type A Claims or Type B Claims; provided that, for the avoidance of doubt, any claims resulting from the inaccuracy of the representations in Sections 3.1(b), 3.1(n)(8), 3.1(r) and 3.1(x) shall not be Type C Claims.

                  "Unaudited Financial Statements" has the meaning set forth in
Section 3.1(c).

                  "Year 2000 Compliant" has the meaning set forth in Section 3.1(u).

                                   ARTICLE II
                            PURCHASE AND SALE/CLOSING

                  2.1 PURCHASE AND SALE.

                  Subject to the terms and conditions of this Agreement, LMII agrees to sell the issued and outstanding Stock of the Company, and to deliver the certificates evidencing such Stock (the "Certificates"), to Buyer, and Buyer agrees to purchase such Stock from LMII, for the consideration hereinafter set forth. The Certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee as Buyer may have directed at least two business days prior to the Closing Date and otherwise in a form acceptable for transfer on the books of the Company.

                  2.2 PURCHASE PRICE AND ADJUSTMENTS.

                  (a) The aggregate purchase price for the Stock shall be an amount (the "Purchase Price") equal to (1) the Base Purchase Price, (2) either
(x) increased by the difference between the Closing Working Capital and $47,000,000, in the event the Closing Working Capital exceeds $47,000,000 or (y) decreased by the difference between $43,000,000 and the Closing Working Capital, in the event the Closing Working Capital is less than $43,000,000 and (3) either
(x) increased by the net amount of cash funded to the Company and its Subsidiaries by Parent between the Effective Date and the Closing Date ("Net Funded Cash") or (y) decreased by the net amount of cash swept from the Company and its Subsidiaries by Parent between the Effective Date and the Closing Date ("Net Swept Cash"). In the event that the Closing Working Capital is between $43,000,000 and $47,000,000, the Base Purchase Price will not be adjusted pursuant to clause (2) above.

                  (b) At the Closing, Buyer shall pay to LMII $825,000,000 (the "Base Purchase Price"). Such payment shall be made by wire transfer of immediately available funds in U.S. Dollars to an account designated by LMII to Buyer at least one business day prior to the Closing Date.

                  (c) Promptly following the Closing Date, but in no event later than 60 days after the Closing Date, Sellers shall prepare and submit to Buyer
(x) a consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Effective Date (the "Closing Balance Sheet"), together with Sellers' calculation of the Closing Working Capital (the "Proposed Final Working Capital Amount") (such calculation, together with the "Closing Balance Sheet" being referred to herein as the "Closing Date Statement") and (y) Seller's calculation of Net Funded Cash or Net Swept Cash, as the case may be. The Closing Balance Sheet shall be prepared by Sellers in conformity with GAAP, consistently applied, and in accordance with the procedures set forth on
Schedule 2.2(c). The Closing Date Statement will be


STOCK PURCHASE AGREEMENT               9
accompanied by a report of Ernst & Young LLP, independent auditors ("E&Y"), based upon an audit of the Closing Date Statement stating that such statement presents fairly, in all material respects, the Working Capital of the Company and its Subsidiaries as provided for in this Agreement as of the close of business on the Effective Date and that the Closing Balance Sheet presents fairly in all material respects the Working Capital of the Company and its Subsidiaries as of such date, in conformity with GAAP, consistently applied, and in accordance with the procedures set forth on Schedule 2.2(c). All fees and expenses of E&Y in auditing the Closing Date Statement shall be borne equally by Sellers and Buyer. Buyer shall cause the Company and its Subsidiaries and their respective employees and agents to assist Sellers and E&Y in the preparation of the Closing Date Statement and shall provide Sellers and E&Y access at all reasonable times to the personnel, properties, books and records of the Company and its Subsidiaries solely for such purpose. In the event Buyer disputes the correctness of the Proposed Final Working Capital Amount or the Net Funded Cash or Net Swept Cash, as the case may be, Buyer shall notify Sellers in writing of its objections within 60 days after receipt of the Closing Date Statement and shall set forth, in writing and in reasonable detail, the reasons for Buyer's objections. Buyer agrees that any adjustments proposed in accordance with the foregoing will not involve changes in or challenges to Sellers' accounting methodologies, policies or procedures that have been consistently applied in the preparation of the Closing Date Statement and in accordance with Schedule 2.2(c). Any proposed adjustments by Buyer shall be accompanied by a certificate of an independent public accounting firm that is nationally recognized in the United States, stating that such adjustments are required for the Closing Date Statement to comply with GAAP, consistently applied, and in accordance with the procedures set forth on Schedule 2.2(c). If Buyer fails to deliver its notice of objections within 60 days after receipt of the Closing Date Statement and calculation of Net Funded Cash or Net Swept Cash, as the case may be, Buyer shall be deemed to have accepted Sellers' calculation. To the extent Buyer does not object, in writing in accordance with and within the time period contemplated by this Section 2.2(c), to a matter in the Closing Date Statement or the calculation of Net Funded Cash or Net Swept Cash, Buyer shall be deemed to have accepted Sellers' calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute. Sellers (represented by Jeffrey D. MacLauchlan) and Buyer (represented by its chief financial officer) shall endeavor in good faith to resolve any disputed matters within 20 days after receipt of Buyer's notice of objections. If Sellers and Buyer are unable to resolve the disputed matters, Sellers and Buyer shall select a nationally known independent accounting firm (which firm shall not be E&Y or the then regular auditors of Parent, the Company (if different from E&Y) or Buyer) to resolve the matters in dispute (in a manner consistent with Section 2.2(d) and with any matters not in dispute), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Sellers and Buyer. The determination of such firm shall be based solely on presentations by Sellers and Buyer and shall not be by independent review. The Working Capital as of the close of business on the Effective Date, as finally determined pursuant to this Section 2.2(c) (whether by failure of Buyer to deliver notice of objection, by agreement of Sellers and Buyer or by determination of the independent accountants selected as set forth above), is referred to herein as the "Final Working Capital Amount."

                  (d) The Proposed Final Working Capital Amount and the Final Working Capital Amount shall be prepared and determined in accordance with GAAP, consistently applied, and in accordance with the procedures set forth on
Schedule 2.2(c).

                  (e) If the Final Working Capital Amount is greater than $47,000,000, Buyer shall pay to LMII the amount of such difference, with simple interest thereon, based on the number of calendar days from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. If the Final Working Capital Amount is less than $43,000,000,


STOCK PURCHASE AGREEMENT               10

Sellers shall pay to Buyer the amount of such difference, with simple interest thereon based on the number of calendar days from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. If there is Net Funded Cash, Buyer shall pay to LMII the amount of such Net Funded Cash, and if there is Net Swept Cash, Sellers shall pay to Buyer the amount of such Net Swept Cash, in either case with simple interest thereon, based on the number of calendar days from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. Such payments shall be made in immediately available funds not later than five business days after the determination of the Final Working Capital Amount, or the final Net Funded Cash or Net Swept Cash amount, as the case may be, by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

                  (f) Sellers shall make available to Buyer and, upon request, to the independent accountants selected pursuant to Section 2.2(c), the books, records, documents and work papers underlying the preparation of the Closing Date Statement and the calculation of Net Funded Cash or Net Swept Cash. Buyer shall make available to Sellers and, upon request, to the independent accountants selected pursuant to Section 2.2(c), the books, records, documents and work papers created or prepared by or for Sellers in connection with the review of the Closing Date Statement and the calculation of Net Funded Cash or Net Swept Cash.

                  (g) The fees and expenses, if any, of the accounting firm selected to resolve any disputes between Sellers and Buyer in accordance with
Section 2.2(c) shall be paid one-half by Sellers and one-half by Buyer.

                  2.3 THE CLOSING.

                  (a) Unless this Agreement shall have been terminated and the transactions herein have been abandoned pursuant to Article VIII hereof, the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of O'Melveny & Myers LLP, 1650 Tysons Boulevard, McLean, Virginia, or at such other location as may be agreed by Sellers and Buyer.

                  (b) The Closing shall take place on the fourth business day following the satisfaction or waiver of the conditions to the transactions contemplated by this Agreement contained in Article VII (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such later date as may be agreed upon by Buyer and Sellers (the date on which the Closing occurs is herein referred to as the "Closing Date"). Upon consummation, the Closing shall be deemed to be effective for tax, financial and accounting purposes as of the close of business on the Effective Date.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                  3.1 REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Except as otherwise indicated on the Schedules hereto, Sellers jointly and severally represent and warrant to Buyer, and agree with Buyer, as follows:

                  (a) ORGANIZATION AND RELATED MATTERS.

                  Each of the Sellers, the Company and the Subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the laws of the


STOCK PURCHASE AGREEMENT               11
jurisdiction of its incorporation or organization. Each of the Sellers and the Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which each of them is a party. Schedule 3.1(a) lists all Subsidiaries of the Company and the Company's or such Subsidiary's ownership interest therein and the jurisdiction in which the Company or such Subsidiary was organized. Each of the Company and its Subsidiaries has all necessary corporate power and authority to own its respective properties and assets and to carry on its respective businesses as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of its owned or leased assets or the nature of the business it conducts requires licensing or qualification, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) STOCK.

                  LMII owns, beneficially and of record, all of the issued and outstanding Stock of the Company. Other than such Stock, there are no outstanding Equity Securities of the Company. Except as described on Schedule 3.1(a), the Company owns all of the issued and outstanding Equity Securities of each of its Subsidiaries, beneficially and of record. All of such Equity Securities of the Company and the Subsidiaries of the Company are owned by Parent or one of its wholly owned Subsidiaries free and clear of any Encumbrance. The authorized capital stock of the Company and the number of shares of capital stock of the Company outstanding is set forth on Schedule 3.1(a). Except as contemplated hereby, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of the Company or any of its Subsidiaries. There are no outstanding Contracts or other rights or obligations of Sellers, the Company or any Subsidiaries of the Company to repurchase, redeem or otherwise acquire, or affecting the voting rights of, or requiring the registration for sale of, any Equity Securities of the Company or any of its Subsidiaries. All outstanding Equity Securities of the Company and its Subsidiaries are duly authorized, validly issued and outstanding and are fully paid and nonassessable. None of the outstanding Equity Securities of the Company or any of its Subsidiaries have been issued in violation of any applicable Laws or preemptive rights. There are no preemptive rights in respect of any Equity Securities of the Company or any of its Subsidiaries.

                  (c) FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

                      (1) Financial Statements. Attached hereto as Schedule 3.1(c)(1) are true and complete copies of (i) the audited consolidated balance sheet for the Company and its Subsidiaries as of December 31, 2000 and the related audited consolidated statements of income and cash flows for the year ended December 31, 2000 (the foregoing, collectively, the "Audited Financial Statements") and (ii) the unaudited consolidated balance sheet for the Company and its Subsidiaries as of May 31, 2001, and the related unaudited consolidated statements of income and cash flows for the five-month period then ended (the "Unaudited Financial Statements" and, collectively with the Audited Financial Statements, the "Financial Statements"). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of the Company and its Affiliates in conformity with GAAP, consistently applied except as noted therein or changes required by GAAP, except that the Unaudited Financial Statements are not accompanied by notes or other textual disclosure required by GAAP, and (iii) fairly present in all material respects the Company's consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended. Except as set forth on Schedule 3.1(c)(1), the balance sheets included in the Financial Statements do not reflect any material write-up or revaluation not separately identified increasing the book


STOCK PURCHASE AGREEMENT               12
value of any assets other than write-ups or revaluations made in the ordinary course of business, nor have there been any transactions since December 31, 2000 giving rise to any such material special or nonrecurring income or any such material write-up or revaluation other than those made in the ordinary course of business.

                      (2) Certain Changes. Except as set forth on Schedule 3.1(c)(2), since December 31, 2000, there has not been, occurred or arisen any change in or event affecting the Company and its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and the Company and its Subsidiaries have not suffered any material loss, damage, destruction or other casualty to any of the tangible assets of the Company and its Subsidiaries that were not replaced or covered by insurance.

                      (3) No Other Liabilities. Neither the Company nor any of its Subsidiaries has incurred any liabilities, whether accrued, contingent or otherwise, in excess of $1,000,000 that would be required in accordance with GAAP (employing the accounting principles, policies, practices and methods of the Company and its Subsidiaries) to be disclosed on the Financial Statements, except liabilities (i) that are reflected or disclosed in the Financial Statements, (ii) that are disclosed in this Agreement, any Related Agreement or in matters set forth on the Schedules hereto or thereto, (iii) that were incurred after May 31, 2001 in the ordinary course of business and that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (iv) for Taxes.

                  (d) TAX RETURNS.

                  Except as set forth on Schedule 3.1(d), all Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been duly and timely filed, such Tax Returns are complete and accurate in all material respects, and all Taxes shown to be payable on such Tax Returns have been paid in full on a timely basis, other than Taxes being contested in good faith. There are no Encumbrances with respect to any Taxes upon any of the assets or properties of the Company or its Subsidiaries, other than Permitted Encumbrances. Except as set forth on Schedule 3.1(d), no material issue relating to Taxes of the Company or its Subsidiaries has been raised by any taxing authority in any audit or examination which could result in a proposed adjustment or assessment by a Governmental Entity in a Pre-Effective Date Tax Period. Except as set forth on Schedule 3.1(d), no audit or other proceeding by any Governmental Entity has formally commenced and no written notification has been given to the Company or any of its Subsidiaries that such an audit or other proceeding is pending or threatened with respect to any Taxes due from the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. Except as set forth on Schedule 3.1(d):
(i) no assessment of Tax has been proposed against the Company or its Subsidiaries or any of their assets or properties and (ii) none of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or been notified in writing of, any change or proposed change of accounting method. As of the Closing, neither the Company nor its Subsidiaries will be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or agreement dealing principally with Taxes. None of the Company or its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company or its Subsidiaries has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group of which Parent or Lockheed Corporation is or was the common parent) and no claim for liability has been asserted against the Company or any of its Subsidiaries for the Taxes of any person pursuant to Treasury Regulation Section


STOCK PURCHASE AGREEMENT               13

1.1502-6(a) (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, which claim has not been finally resolved as of the date hereof.

                  (e) MATERIAL CONTRACTS.

                  Schedule 3.1(e) contains a list, as of the date of this Agreement, of each Contract (each of which, together with the real estate leases described in Section 3.1(f), shall be deemed a "Material Contract"), to which the Company or any of its Subsidiaries is a party or to which the Company, any of its Subsidiaries or any of their respective properties is subject or by which any thereof is bound that:

                      (1) obligates the Company or any of its Subsidiaries to pay an amount in excess of $500,000 during the fiscal year ending December 31, 2001 or $500,000 in the aggregate;

                      (2) relates to the sale of goods and/or the provision of services pursuant to which the Company or any of its Subsidiaries expect to record revenue in excess of $200,000 during the fiscal year ending December 31, 2001 or $500,000 in the aggregate;

                      (3) limits or restricts the ability of the Company or any of its Subsidiaries to compete or otherwise to conduct its Business in any material manner or place;

                      (4) involves an obligation for borrowed money, or provides for a guaranty or surety or Financial Support Arrangement by the Company or any of its Subsidiaries in respect of any Person other than the Company or any of its Subsidiaries;

                      (5) creates a partnership, limited liability company or joint venture;

                      (6) involves commitments to make capital expenditures or purchases or sales of assets involving $250,000 or more individually;

                      (7) involves sales representation or agency not terminable within thirty days or which requires payment in excess of $50,000 per year;

                      (8) contains restrictions with respect to payment of dividends or any other distribution in respect of capital stock;

                      (9) relates to any loan or advance to, or investment in, any Person or to the making of any such loan, advance or investment in each case involving an amount in excess of $50,000;

                      (10) relates to any license, sublicense or other agreement or arrangement in respect of Intellectual Property, excluding commercial "off the shelf" software, in excess of $250,000 annually; or

                      (11) involves indemnity obligations or obligations to perform material services arising out of a divestiture or acquisition by the Company.

Material Contracts shall be deemed not to include matters listed in Schedule 3.1(s) (other than the Leases cross-referenced on Schedule 3.1(s) and the subcontract listed on Schedule 3.1(s)).

STOCK PURCHASE AGREEMENT               14

                  True copies of each of the written agreements identified on
Schedule 3.1(e) and the Leases set forth on Schedule 3.1(f)(1), including all substantive amendments, waivers and modifications thereto, have been made available to Buyer. Except as set forth on Schedule 3.1(e), each Material Contract is valid and in full force and effect according to its terms, and the Company and its Subsidiaries that are parties thereto have performed any accrued obligations thereunder and are not in default or breach under any such Material Contract, and have not received any formal cure notices under any such Material Contract or any written allegation of an intention to terminate or cancel any such Material Contract (other than notices that have been rescinded), except where such failure to be in full force and effect or default or breach would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1(e), consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights or obligations of the Company or any of its Subsidiaries (including payment of fees) under any Material Contract, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (f) REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY; LEASES.

                      (1) Schedule 3.1(f)(1) lists each interest in real property owned or leased by the Company and its Affiliates, including the location thereof. Except as set forth on Schedule 3.1(f)(1), the Company and each of its Subsidiaries have good and marketable title to or other right to use, free of Encumbrances, except for Permitted Encumbrances, (a) all items of real property material to the Business, including fees, leaseholds, contractual rights and all other interests in such real property, and (b) such other tangible assets and properties that are material to the Business, including all such tangible assets that they purport to own or have the right to use as reflected in the Financial Statements or that were thereafter acquired (the "Property"), except, in any such case, for (i) matters described in Schedule 3.1(f)(1), and (ii) assets and Properties not material to the Business that were disposed of since May 31, 2001 in the ordinary course of business. Other than services provided on site at governmental instrumentalities with whom the Company is a party to a Contract (e.g., police stations or motor vehicle bureaus), the Company does not conduct its business on a day to day basis or make any payments for the use of space at any location that it does not own or lease. The tangible Properties of the Company and each of its Subsidiaries that are material to the Business are adequate to conduct the Business in all material respects as currently conducted. The material leasehold properties held by the Company and its Subsidiaries as lessee or sublessee are held under valid leases in full force and effect pursuant to their terms, subject only to such exceptions as are not, individually or in the aggregate, material to the Business. To the knowledge of Sellers and except as set forth on Schedule 3.1(f)(1), the current operation and use of the Property by the Company does not violate in any material respect any Law now in effect.

                      (2) All leases, subleases or other material agreements or arrangements (including the Parent Leases) with respect to the real property owned or leased by the Company and its Affiliates, including all amendments, modifications and guarantees in connection therewith, which currently pertain to the Business are disclosed on Schedule 3.1(f)(1) (the "Leases"). The Company or its Affiliates have paid all rents and other charges to the extent due and payable under the Leases, except as otherwise disclosed on Schedule 3.1(f)(1).

                  (g) INTELLECTUAL PROPERTY.

                      (1) Except as set forth on Schedule 3.1(g)(1), the Company and/or its Subsidiaries have all ownership of or are properly licensed to use (or otherwise have the right to


STOCK PURCHASE AGREEMENT               15

use) all Intellectual Property required for use in the Business ("Company IP"), except for any such Intellectual Property the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                      (2) Except as set forth on Schedule 3.1(g)(2), officers, employees and consultants of the Company (excluding, for the avoidance of doubt, software development firms), who have created Company IP have executed an agreement under which all rights, title and ownership in and to such Company IP are assigned to the Company.

                      (3) Except as set forth in Schedule 3.1(g)(3), to Sellers' knowledge, no third party is infringing upon, misappropriating, or otherwise violating rights to the Company IP.

                      (4) To the knowledge of Sellers, the use of the Company IP by the Company and/or its Subsidiaries in connection with the operation of the Business as heretofore conducted does not conflict with, infringe upon or violate any Intellectual Property of any third party, except for conflicts, infringements or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                      (5) Neither the Company nor any of its Subsidiaries has specifically agreed to indemnify any person against any charge of infringement or other violation with respect to any Intellectual Property, other than subcontractors, customers and software developers engaged by the Company, and employees, officers and directors of the Company or its Subsidiaries.

                  (h) AUTHORIZATION; NO CONFLICTS.

                  The execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which such Person is a Party has been duly and validly authorized by the respective Boards of Directors of each Seller and by all other necessary corporate action on the part of each Seller. This Agreement and, when executed, the Related Agreements constitute, or will constitute, legally valid and binding obligations of each Seller, as applicable, enforceable against each Seller and the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Except as set forth on Schedule 3.1(h), the execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which such Person is a party will not (i) violate the charter documents or by-laws of any Seller, (ii) result in the imposition of any Encumbrance against any assets or properties of the Company or any of its Subsidiaries or (iii) violate any Law, except in the case of clause (ii) or
(iii) for any such violations or impositions as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and excluding any filings or approvals required under the Hart-Scott-Rodino Act. Except for (i) matters identified in Schedule 3.1(h), (ii) any filings or approvals required under the Hart-Scott-Rodino Act and (iii) any consents required in connection with Contracts, which consents are identified in Schedule 3.1(e) or excluded therefrom based on the fact that a Contract is not a Material Contract, the execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which such Person is a party will not require any Approvals or consents of third parties to be obtained or give rise to any rights of termination of any Material Contract, except for any such Approvals, consents of third parties or rights of termination the failure of which to receive would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement.


STOCK PURCHASE AGREEMENT               16

                  (i) LEGAL PROCEEDINGS.

                  Except as set forth on Schedule 3.1(i) or as reserved on the May 31, 2001 balance sheet referred to in Section 3.1(c)(1), there is no Order or Action pending or, to the knowledge of Sellers, threatened in writing against or affecting the Company or any of its Subsidiaries that (i) involves a claim or potential claim of liability in excess of $250,000 against or negatively affecting the Company or any of its Subsidiaries or any of their respective properties or assets, (ii) enjoins or seeks to enjoin any significant activity by the Company or any of its Subsidiaries if such injunction constitutes, or if entered would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (iii) individually or when aggregated with one or more other Orders or Actions has had or would reasonably be expected to have a material adverse effect on Sellers' ability to perform this Agreement.

                  (j) LABOR MATTERS.

                  There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending or, to the knowledge of Sellers, threatened against or affecting the Company, any of its Subsidiaries or the Business that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and there has not been any organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement or other similar Contract. To the knowledge of Sellers, no labor organization, collective bargaining representative or group of employees claims to represent a majority of the employees of the Company and its Subsidiaries in an appropriate unit of the Company and its Subsidiaries. Within the last two years prior to the date hereof, neither the Company nor any of its Subsidiaries has been the subject of any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of the Company's or any of its Subsidiaries' employees or been subject to or, to the knowledge of Sellers, threatened with any strike or other concerted labor activity or dispute.

                  (k) INSURANCE.

                  The Company and its Subsidiaries are, and at all times during the past two years have been, insured with reputable insurers (or self-insured) against all risks, and in such amounts, as are normally insured against by companies in similar lines of business, and all of the insurance policies and bonds required to be maintained by the Company and its Subsidiaries are in full force and effect.

                  (l) PERMITS.

                  The Company and its Subsidiaries hold all Permits that are required by any Governmental Entity to permit each of them to conduct their respective businesses as now conducted, and all such Permits are valid and in full force and effect, subject to the filings and Approvals contemplated by
Section 4.3, except where the failure to hold any such Permit or for such Permit to be in full force and effect would not, individually or in the aggregate, be reasonably likely to materially and adversely affect the ability of the Company to conduct the Business as it is currently conducted. To the knowledge of Sellers, no suspension, cancellation or termination of any of such Permits is threatened or imminent that would be reasonably likely to materially and adversely affect the ability of the Company to conduct the Business as it is currently conducted.


STOCK PURCHASE AGREEMENT               17

                  (m) COMPLIANCE WITH LAW.

                  The Company and its Subsidiaries are operating the Business in compliance with all applicable Laws, except for violations of applicable Laws which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. It is the intent of the Parties that this representation and warranty is not applicable to matters relating to Taxes, employee benefit matters or environmental matters, which are the subject of Sections 3.1(d), 3.1(n) and 3.1(r), respectively.

                  (n) EMPLOYEE BENEFITS.

                      (1) Schedule 3.1(n)(1) lists (and identifies the sponsor of) as of the date hereof (i) each "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (ii) each "employee welfare benefit plan," as that term is defined in Section 3(1) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"), and (iii) each material other incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement or arrangement, maintained or contributed to as of the date hereof by the Company and its Subsidiaries or Affiliates in respect of or for the benefit of (x) any employee of the Company or its Subsidiaries (an "Employee") or any former Employee with respect to service for the Company or its Subsidiaries (collectively, together with the ERISA Plans, referred to hereinafter as the "Plans") or (y) any Affiliate Employee.

                      (2) Except as set forth on Schedule 3.1(n)(2), with respect to the ERISA Plans:

                      (i) neither the Company, its Subsidiaries nor any of its Affiliates, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which the Company or its Subsidiaries would reasonably be expected to be subject to any liability pursuant to Section 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a Tax imposed pursuant to Section 4975 of the Code, excluding any liability, penalty or Tax that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

                      (ii) since the effective date of ERISA, no liability under Title IV of ERISA has been incurred by the Company or its Subsidiaries (other than liability for premiums due to the PBGC) unless such liability has been, or prior to the Closing Date will be, satisfied in full.

                      (3) Except as set forth on Schedule 3.1(n)(3), with respect to ERISA Plans:

                      (i) each of such ERISA Plans has been operated and administered in substantial compliance with all material provisions of the governing documents and with all material provisions of applicable Laws; and

                      (ii) each of such ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the Code the


STOCK PURCHASE AGREEMENT               18
     remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans.

                      (4) Except as set forth on Schedule 3.1(n)(4), none of the ERISA Plans is a "multiemployer plan," as that term is defined in Section 3(37) of ERISA, and with respect to any such multiemployer plan (as so defined), neither the Company nor any of its Subsidiaries has made or incurred a "complete withdrawal" or "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA.

                      (5) The execution of, and performance of the transactions contemplated in, this Agreement will not alone result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of the Company which shall be a liability of the Company. The only severance agreements or severance policies applicable to the Company or its Subsidiaries in the event of a change in control of the Company are the agreements and policies specifically referred to in Schedule 3.1(n)(5).

                      (6) The Company is not the plan sponsor of any ERISA Plan.

                      (7) There are no agreements which will provide payments to any officer, employee or highly compensated individual which (a) will be "parachute payments" under Section 280G or 4999 of the Code for which the Buyer or Company would have withholding liability or that would result in loss of tax deductions under Section 280G of the Code or (b) would result in loss of tax deductions under Section 162(m) of the Code.

                      (8) Except as set forth in Schedule 3.1(n)(8) (with respect to a retiree medical plan sponsored by Parent, and under which liability, if any, would remain with Parent) and except for liability to provide coverage under the continuation of coverage provisions of Section 4980B of the Code and Sections 601 - 608 of ERISA ("COBRA"), neither Parent, its Affiliates nor any representatives of Parent or its Affiliates has made any commitments prior to the Closing to provide retiree medical benefits to any Transferred Employee.

                  (o) INTERCOMPANY OBLIGATIONS.

                  Other than as contemplated by Section 4.4, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Company or any of its Subsidiaries to Sellers or any Affiliate of Sellers.

                  (p) NO BROKERS OR FINDERS.

                  No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Sellers, the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fee or other commission arising in connection with this Agreement or such transactions except for Morgan Stanley Dean Witter & Co., as to which Sellers shall have full responsibility and neither Buyer, the Company nor any the Subsidiaries of the Company shall have any liability. Sellers shall indemnify and hold harmless Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including reasonable attorneys' fees and expenses, Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting


STOCK PURCHASE AGREEMENT               19
on behalf of Sellers. The foregoing indemnification obligations shall not be subject to the limitations set forth in Section 9.5.

                  (q) OPERATION IN THE ORDINARY COURSE.

                  Except as set forth on Schedule 3.1(q), since December 31, 2000, the Company and its Subsidiaries have operated their respective businesses in the ordinary course and in all material respects in accordance with past practice, other than in connection with and in furtherance of the public announcement of Parent's intent to evaluate the Business as a candidate for divestiture.

                  (r) ENVIRONMENTAL COMPLIANCE.

                  Except as set forth on Schedule 3.1(r), the Company and its Subsidiaries have obtained all Environmental Permits required to carry on the Business as now conducted, are in compliance with the terms and conditions of all such Environmental Permits and are in compliance with all applicable Environmental Laws, except for any of the foregoing as would not reasonably be expected to result, individually or in the aggregate, in material liability under or relating to the Environmental Laws. Except as set forth in Schedule 3.1(r), none of the Company or its Subsidiaries has received any Environmental Claim, and none of the Company and its Subsidiaries is aware of any Environmental Claim threatened in writing. Except as set forth in Schedule 3.1(r), none of the Company or its Subsidiaries has entered into, has agreed to, or is subject to as a party in any Environmental Claim received by the Company or its Subsidiaries, any material Order of any Governmental Entity under or relating to any Environmental Laws. Except as set forth in Schedule 3.1(r), and except as would not reasonably be expected to result, individually or in the aggregate, in material liability under or relating to Environmental Laws, Regulated Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released by the Company or its Subsidiaries at, on, from or under any of the properties or facilities currently or formerly (within the past two years) owned, leased or otherwise used by the Company or its Subsidiaries, in material violation of, or in a manner or to a location that would reasonably be expected to give rise to material liability to the Company or any of its Subsidiaries under or relating to, any Environmental Laws.

                  (s) AFFILIATE TRANSACTIONS.

                  Except as disclosed in the notes to the Financial Statements or on Schedule 3.1(s), none of Sellers or any of their Affiliates (other than the Company and its Subsidiaries) provides or causes to be provided to the Company or its Subsidiaries any material assets, services or facilities and none of the Company or any of its Subsidiaries provides or causes to be provided to Sellers or any of their Affiliates (other than the Company and its Subsidiaries) any material assets, services or facilities, other than administrative and corporate services such as financial reporting, treasury, tax compliance, risk management, payroll, cash management, human resources and benefits administration, legal, information technology, corporate sponsored training, group purchasing and other similar services provided by Parent to its operating company subsidiaries.

                  (t) ACCOUNTS RECEIVABLE.

                  Except as set forth on Schedule 3.1(t), all of the accounts, notes and loans receivable that have been recorded on the books of the Company and its Subsidiaries are bona


STOCK PURCHASE AGREEMENT               20
fide and represent amounts validly due. All of such accounts, notes and loans receivable are free and clear of any Encumbrances (other than Permitted Encumbrances).

                  (u) YEAR 2000.

                  The Intellectual Property used in the Business and the Technology Systems are Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means that neither performance nor functionality with be adversely affected by dates prior to, during or after the year 2000 and that the year 2000 will be recognized as a leap year.

                  (v) BANK ACCOUNTS; LOCK BOXES.

                  Schedule 3.1(v) sets forth a list of all banks or other financial institutions with which the Company and its Subsidiaries have an account or maintain a lock box or safe deposits box, showing the type and account number of each such account, lock box and safe deposit box and the names of persons authorized as signatories thereon or to act or deal in connection therewith.

                  (w) CONDITION OF ASSETS.

                  The material items of tangible personal property, including the Technology Systems, owned or leased by the Company and any of its Subsidiaries and the improvements and structures (and the fixtures and appurtenances thereto) located on the real property subject to the Leases are generally in good working order, reasonable wear and tear excepted.

                  (x) TITLE TO STOCK.

                  The delivery at the Closing by Sellers to Buyer of the Certificates, duly endorsed for transfer to or accompanied by stock powers endorsed in favor of Buyer or its nominee will vest Buyer (or such nominee) on the Closing Date with good and marketable title to all of the Stock, free and clear of all Encumbrances, other than Encumbrances created by Buyer. Sellers have the full power, right and authority to vote and transfer the Stock and, on the Closing Date, Sellers will have the full power, right and authority to vote and transfer the Stock. At the effective time of the transfer of the Stock to Buyer or its nominee, the Company will have good and marketable title to all of the shares of capital stock of each Subsidiary of the Company, free and clear of all Encumbrances, other than Encumbrances created by Buyer.

                  (y) BOOKS AND RECORDS.

                  The minute books and records of the Company contain true, complete and correct records of all actions taken at all meetings and by all written consents in lieu of meetings of the Board of Directors, or any committees thereof, and stockholders of the Company. As of the Closing, the stock transfer records of the Company and its Subsidiaries will contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the capital stock of the Company and its Subsidiaries.


STOCK PURCHASE AGREEMENT               21

                  (z) DIRECTORS AND OFFICERS.

                  Schedule 3.1(z) lists all of the current directors and officers of the Company and each of its Subsidiaries.

                  3.2 REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer represents and warrants to Sellers, and agrees with Sellers, as follows:

                  (a) ORGANIZATION AND RELATED MATTERS.

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements.

                  (b) AUTHORIZATION; NO CONFLICTS.

                  The execution, delivery and performance of this Agreement and the Related Agreements by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement and, when executed, the Related Agreements constitute, or will constitute, legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer, will not (i) violate the charter documents or by-laws of Buyer or (ii) violate any Law, except for any such violations as would not reasonably be expected to have a material adverse effect on the financial condition of Buyer, and excluding any filings or approvals required under the Hart-Scott-Rodino Act. Except for any filings or approvals required under the Hart-Scott-Rodino Act, the execution, delivery and performance of this Agreement and the Related Agreements by Buyer will not require any Approvals or consents of third parties to be obtained except for any such Approvals and consents of third parties the failure of which to receive would not in the aggregate have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

                  (c) LEGAL PROCEEDINGS.

                  There is no Order or Action pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has had or would reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement.

                  (d) COMPLIANCE WITH LAW.

                  Buyer is operating its businesses in compliance with all applicable Laws, except for violations of applicable Laws which (i) would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition of Buyer or (ii) would not reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement.


STOCK PURCHASE AGREEMENT               22

                  (e) NO BROKERS OR FINDERS.

                  No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions arising in connection with this Agreement or such transactions except for Bear, Stearns & Co., Inc., as to which Buyer shall have full responsibility and neither Sellers, the Company nor any of the Subsidiaries of the Company shall have any liability. Buyer shall indemnify and hold harmless Sellers from and against any and all losses, claims, demands, damages, costs and expenses, including reasonable attorneys' fees and expenses, Sellers may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Buyer. The foregoing indemnification obligations shall not be subject to the limitations set forth in Section 9.5.

                  (f) FINANCING.

                  Buyer currently has and will have at Closing immediately available funds in U.S. dollars (through cash or cash equivalents and existing committed credit arrangements) sufficient to pay the Purchase Price and any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by, and otherwise satisfy the obligations of Buyer under, this Agreement.

                  (g) INVESTMENT REPRESENTATION.

                  Buyer is aware that the Stock is not registered under the Securities Act. Buyer is an "accredited investor" as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder. Buyer is acquiring the Stock from LMII for its own account, for investment purposes only and not with a view to the distribution thereof. Buyer agrees that the Stock will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

                  (h) INVESTIGATION; ACKNOWLEDGMENT.

                  Buyer has conducted a review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries and acknowledges that Buyer has been provided reasonable access to the personnel, properties, premises and records of the Company and its Subsidiaries for such review and analysis. Except for the representations and warranties contained in this Agreement, Buyer acknowledges that neither Sellers nor any of their Affiliates nor any other Person makes any other express or implied representation or warranty with respect to the Stock, the Company or any of its Subsidiaries, the Business or assets of the Company or otherwise or with respect to any other information provided to Buyer, whether on behalf of Sellers or such other Persons, including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the Business by Buyer after the Closing in any manner other than as used and operated by Sellers or (c) the probable success or profitability of the ownership, use or operation of the Business or assets of the Company by Buyer after the Closing. Neither Sellers nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information, including the Confidential Information Memorandum dated March 2001 prepared by Morgan Stanley Dean


STOCK PURCHASE AGREEMENT               23

Witter & Co., related to the Business and any information, projections, documents or material made available to Buyer in certain "data rooms," management presentations, "break-out" discussions, responses to questions submitted on behalf of Buyer, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement, except to the extent that a representation or warranty in this Agreement specifically addresses Contracts and Leases set forth on Schedules 3.1(e) and 3.1(f)(1) or title reports describing Permitted Encumbrances, that were made available to Buyer in the "data rooms."


                                   ARTICLE IV
              COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

                  4.1 ACCESS.

                  Subject to Section 5.2, the confidentiality agreement dated on or about March 27, 2001, between Buyer and Parent (the "Confidentiality Agreement"), applicable Laws and doctrines of attorney-client privilege, Sellers shall, and shall cause their Affiliates, including the Company and its Subsidiaries to, authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business, to (i) their respective properties, books, records, operating instructions and procedures and all other information with respect to the Business as Buyer may from time to time reasonably request and (ii) their officers and employees, in each case to the extent necessary or appropriate for the purposes of obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and familiarizing Buyer with developments relating to the Business; provided, however, that nothing in this Section 4.1 shall obligate Sellers, the Company or any of its Subsidiaries to provide Buyer with copies of information of a more confidential or proprietary nature than the information provided to Buyer during its due diligence investigation prior to the date of this Agreement.

                  4.2 CONDUCT OF BUSINESS.

                  Except as expressly permitted by this Agreement, from the date of this Agreement to the Closing, Sellers shall cause the Company and each of it Subsidiaries to use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain good relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Sellers shall use commercially reasonable efforts to cause the Company and its Subsidiaries to maintain their assets in as good working order and condition as at the date of this Agreement, ordinary wear and tear excepted, consistent with past practice.

                  During the period from the date of this Agreement to the Closing, except as set forth on Schedule 4.2, Sellers agree that neither the Company nor any of its Subsidiaries shall without the prior consent of Buyer, which may not be unreasonably withheld or delayed:

                  (a) conduct the Business in any manner except in the ordinary course and consistent with past practice; or

                  (b) except as may be required by capital contributions made to comply with Section 4.4, change or amend its charter documents or bylaws; or


STOCK PURCHASE AGREEMENT               24

                  (c) except in the ordinary course of business and consistent with past practice or as required by their terms, amend or terminate any Material Contract; or

                  (d) terminate or fail to use reasonable efforts to renew or preserve any Permits or Environmental Permits except where the failure to hold any such Permit or Environmental Permits would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; or

                  (e) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by the Company or any of its Subsidiaries of more than $100,000, except for liabilities incurred in the ordinary course of business and consistent with past practice; or

                  (f) except in the ordinary course of business and consistent with past practice, make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit (other than a plan loan under and in accordance with the terms of the Lockheed Martin Savings Plans), to or for the benefit of any director, officer, employee, stockholder or any of their Affiliates, except for (i) loans, guarantees, extensions of credit or commitments therefor made in the ordinary course of business consistent with past practice to officers or employees of the Company or its Subsidiaries for moving, relocation and travel expenses and (ii) loans, guarantees, extensions of credit or commitments therefor made between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company; or

                  (g) (i) grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) except in the ordinary course of business and consistent with past practice, (ii) grant any material increase in salary or benefits of any officer or director or pay any special bonus to any person (other than the transaction completion bonuses to be paid by Parent in connection with the Closing) except in the ordinary course of business and consistent with past practice, (iii) enter into any new employment, or severance agreement except in the ordinary course of business or enter into any collective bargaining agreement, or (iv) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement (it being understood that nothing in this Section 4.2(g) shall prevent Sellers from adjusting, amending or terminating any Plan to the extent such changes do not materially increase the responsibilities of Buyer in respect of benefits of Transferred Employees); or

                  (h) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any assets, rights or liabilities, except (i) pursuant to new customer Contracts otherwise entered into in the ordinary course of business and consistent with past practice, (ii) for dispositions of property not greater than $100,000 individually or $500,000 in the aggregate, (iii) for sales of inventory or obsolete equipment except in the ordinary course of business consistent with past practice, or (iv) as contemplated by this Agreement or the Related Agreements; or

                  (i) issue, sell, redeem or acquire for value, or agree to do so, any Equity Securities of the Company or any of its Subsidiaries, except for issuances, sales, redemptions or acquisitions for value (or agreements therefor) of Equity Securities of any such Subsidiary by the Company; or

                  (j) make any capital expenditures or commitments with respect thereto, except in the ordinary course of business consistent with past practice and pursuant to any


STOCK PURCHASE AGREEMENT               25

Material Contracts in effect on the date hereof or entered into in compliance with this Section 4.2 or pursuant to the Company's 2001 capital expenditure plan which is attached hereto as part of Schedule 4.2; or

                  (k) make any material investment in any other Person, except for investments by the Company in any of its Subsidiaries in the ordinary course of business and consistent with past practice; or

                  (l) change any financial or Tax accounting methods, principles, practices or policies, except as required by GAAP; or

                  (m) except in the ordinary course of business consistent with past practice or as contemplated by this Agreement, disclose to any Person any information that is Company Proprietary Information on the date hereof; or

                  (n) pledge, transfer or otherwise encumber or dispose of or subject to any Encumbrance any Equity Securities of the Company or any of its Subsidiaries; or

                  (o) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial Equity Interest in or all or a substantial portion of the assets of, or by any other manner, any Person or business or (ii) any assets that, individually or in the aggregate, are in excess of $500,000, except pursuant to Contracts in effect on the date hereof or entered into in compliance with this Section 4.2 and except for purchases of inventory in the ordinary course of business consistent with past practice; or

                  (p) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, where such payment, discharge, settlement or satisfaction would have an adverse effect on the Company's financial condition in excess of $50,000, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the May 31, 2001 Financial Statements (or the notes thereto) of the Company and its Subsidiaries delivered pursuant to Section 3.1(c) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) waive any claims or rights of substantial value; or

                  (q) agree to or make any commitment to take any actions prohibited by this Section 4.2.

                  Buyer hereby designates the two officers of Buyer or its Affiliates listed on Schedule 4.2, or such other officers as Buyer may designate upon written notice to Sellers (the "Buyer's representatives"), to be responsible for determining whether consent to any action prohibited by this
Section 4.2 shall be given by Buyer. Sellers hereby designate the two officers of Sellers or their Affiliates listed on Schedule 4.2 or such other officers as Sellers may designate upon written notice to Buyer (the "Sellers' representatives"), to contact Buyer's representatives with any requests for consent to any action prohibited by this Section 4.2. Buyer's representatives shall respond promptly in writing to any request for consent to the taking of any action under this Section 4.2. If Buyer's representatives do not respond to any request within three business days of its receipt, such consent will be deemed to have been given. Sellers may rely on any consent given in writing by either of Buyer's representatives. The time periods within which Buyer's representatives must respond shall commence on the date on which either of Buyer's representatives receives a written request for consent.


STOCK PURCHASE AGREEMENT               26

                  4.3 REASONABLE EFFORTS; NO INCONSISTENT ACTION.

                  (a) Subject to the terms and conditions hereof, Buyer and Sellers shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to each other's obligation to close the transactions contemplated hereby as set forth in Article VII to be satisfied. In addition, each of Buyer and Sellers will be given notice of and a reasonable opportunity to participate in contacts with any Governmental Entity regarding antitrust or merger control matters. Buyer and Sellers shall cooperate with each other to the extent commercially reasonable in connection with the foregoing.

                  (b) In furtherance and not in limitation of the foregoing, Buyer and Sellers shall use their commercially reasonable efforts to file Notification and Report Forms under the Hart-Scott-Rodino Act and similar applications with any other applicable Governmental Entity whose Approval is required in connection with the consummation of the transactions contemplated by this Agreement as promptly as practicable following the date hereof and in any event no later than 20 days following the date hereof. Buyer shall pay all filing fees associated with the Hart-Scott-Rodino Act filing. Buyer and Sellers shall cooperate and use their respective commercially reasonable efforts to obtain any Approvals required for the Closing (including through compliance with the Hart-Scott-Rodino Act and any applicable foreign governmental reporting requirements), to respond to any requests for information from a Governmental Entity, and to contest and resist any Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer shall not be required to (i) sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) any material assets or categories of assets, or businesses of Buyer or any of its Affiliates or (ii) withdraw from doing business in a particular jurisdiction. It is also understood that neither Sellers nor any of their Affiliates shall have any obligations under this
Section 4.3(b) with respect to any businesses or assets other than the Business and the assets of the Company and its Subsidiaries. To the extent permitted by applicable Law, Buyer and Sellers shall provide the other the opportunity to make copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the Hart-Scott-Rodino Act which reveal Sellers' or Buyer's negotiating objectives or strategies or purchase price expectations. Buyer and Sellers acknowledge that all such information provided pursuant to the foregoing sentence shall be subject to the terms of the Confidentiality Agreement.

                  (c) Buyer and Sellers shall notify and keep the other advised as to (i) any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated hereby and (ii) any Action pending and known to such party or, to its knowledge, threatened, which challenges the transactions contemplated hereby. Except as provided herein, Buyer and Sellers shall not take any action inconsistent with their obligations under this Agreement which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.


STOCK PURCHASE AGREEMENT               27

                  (d) Prior to the Closing, the Parties shall, and the Parties shall cause each of their respective Subsidiaries to, use commercially reasonable efforts to obtain (and cooperate with the other Parties hereto in obtaining) all consents, permits, authorizations, approvals of, and exemptions by, any private third party necessary for the consummation of the transactions contemplated by this Agreement.

                  4.4 ELIMINATION OF INTERCOMPANY AND AFFILIATE LIABILITIES.

                  Prior to the Closing Date, Sellers shall purchase, cause to be repaid or (with respect to guarantees) assume liability for (a) any and all Financial Support Arrangements by the Company or any of its Subsidiaries to or for the benefit of any director, officer or employee of Sellers who is expected to remain a director, officer or employee of Sellers after the Closing Date and
(b) any and all Financial Support Arrangements of any amount made to or for the benefit of Sellers or any Affiliate of Sellers, except as to clauses (a) and (b) above as set forth on Schedule 4.4. Prior to the Closing Date, the principal amount of any intercompany loans payable by or to the Company or its Subsidiaries shall be cancelled. The provisions of this Section 4.4 shall not apply to (i) any intercompany trade accounts payable or receivable, (ii) any reimbursements due for corporate services, and (iii) any accrued interest on intercompany loan balances.

                  4.5 CONTROL OF THE BUSINESS OF THE COMPANY.

                  Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Closing Date.

                  4.6 ACCURACY OF INFORMATION.

                  All documents required to be filed by any of the Parties or any of their respective Subsidiaries with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

                  4.7 RELATED AGREEMENTS.

                  (a) Prior to the Closing, Buyer and Sellers shall negotiate in good faith a Master Purchase Agreement (the "Master Purchase Agreement") with respect to the Business pursuant to which, among other things, Buyer will purchase from Parent and its Affiliates, and Parent and its Affiliates will sell to Buyer, (i) the same services on the same terms and conditions as set forth in the IWTAs in existence as of the date hereof and listed on Schedule 4.7, and
(ii) any IWTAs for the purchase of services from Parent and its Affiliates executed after the date hereof in accordance with Section 4.2. If Buyer and Sellers agree on the terms of the Master Purchase Agreement, Parent and Buyer shall enter into the Master Purchase Agreement on the Closing Date.

                  (b) On or prior to the Closing Date, Parent and Buyer shall enter into the Limited Noncompetition Agreement.

                  (c) Prior to the Closing, Buyer and Sellers shall negotiate in good faith a Transition Services Agreement (the "Transition Services Agreement") with respect to the Business providing for the continuation of certain services currently provided to the Company by Parent. If Buyer and Sellers agree on the terms of the Transition Services Agreement, Parent and Buyer shall enter into the Transition Services Agreement on the Closing Date. If Buyer and


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


Parent do not enter into a Transition Services Agreement as of the Closing Date, Parent will continue to provide existing corporate services to the Company until the 30th day after the Closing Date on the same terms (economic and otherwise) as Parent currently provides such services to the Company and shall have no obligation to provide such services thereafter and shall have no liability for failing to provide such services thereafter.

                  4.8 POST-EFFECTIVE DATE, PRE-CLOSING CASH ACTIVITY.

                  Between the Effective Date and the Closing Date, Sellers shall cause the Company and its Subsidiaries to (x) collect all accounts, notes and loans receivable strictly in accordance with past practice and Section 4.2 and
(y) pay all accounts payable strictly in accordance with past practice. Both Sellers and Buyer shall have complete access to the Company to monitor the Company's activities with respect to such collections and payments during the period between the Effective Date and the Closing Date.



                                   ARTICLE V
                              CONTINUING COVENANTS

                  5.1 COOPERATION.

                  (a) After the Closing Date, upon Sellers' reasonable request (at Sellers' expense) and without necessity of subpoena, Buyer will cause the Company and its Subsidiaries and their representatives and counsel to cooperate fully with Sellers and their representatives and counsel for purposes of permitting Sellers to address and respond to matters involving Sellers that arise as a result of or otherwise relate to Sellers' prior ownership of the Company, whether or not related to this Agreement, including assets, liabilities or other matters related to the Company that are retained by Sellers and any claims made by or against Sellers or any of their Affiliates, whether involving any Governmental Entity or third party.

                  (b) After the Closing Date, upon Buyer's reasonable request (at Buyer's expense) and without necessity of subpoena, Sellers and their Affiliates and their representatives and counsel will cooperate with the Company and its representatives and counsel for purposes of permitting Buyer to address and respond to any matters that involve Buyer or the Company that arise as a result of or otherwise related to Sellers' or their Affiliates' prior affiliation with the Company and its Subsidiaries, whether or not related to this Agreement, including any claims made by or against the Company or its Subsidiaries or Affiliates, or Buyer or any of its Affiliates, whether involving any Governmental Entity or third party.

                  (c) Such cooperation under Section 5.1(a) and 5.1(b) shall include (i) reasonable access during normal business hours and upon reasonable notice to the appropriate party's and its Affiliates' officers, directors, employees, auditors, counsel, representatives, properties, books, records and operating instructions and procedures, (ii) providing reasonable assistance to the other party in connection with any Actions, including preparation for any Actions such as discovery, depositions and similar activities, and (iii) the right to make and retain copies of all pertinent documents and records relating to any such matters. Buyer's and Sellers' obligations under this Section 5.1 are in addition to Buyer's and Sellers' other obligations to cooperate with each other contained in this Agreement.


STOCK PURCHASE AGREEMENT               29

                  5.2 NONDISCLOSURE OF PROPRIETARY DATA.

                  (a) After the Closing, except as required by applicable Law or as otherwise permitted under this Agreement and upon reasonable advance notice to Buyer, neither Sellers nor any of their representatives, agents or Affiliates shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Company Proprietary Information, unless such Company Proprietary
Information: (i) is or becomes generally available and known to the public; (ii) is rightfully received by Sellers or any of their representatives, agents or Affiliates from any Person without restriction on use or disclosure and without breach of any obligation to Buyer; (iii) is independently developed by or for Sellers or any of their Affiliates without reference to or use of Company Proprietary Information; or (iv) is the subject of prior written approval of Buyer.

                  (b) From the date of this Agreement and through the Closing Date, except as required by applicable Law, neither Buyer nor any of its Affiliates or their representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Company Proprietary Information unless such Company Proprietary Information: (i) is or becomes generally available and known to the public; (ii) is rightfully received by Buyer or any of its representatives, agents or Affiliates from any Person, without restriction on use or disclosure and without breach of any obligation to Sellers or any of their representatives, agents or Affiliates; (iii) is independently developed by or for Buyer without reference to or use of Company Proprietary Information; or (iv) is the subject of prior written approval of Sellers.

                  (c) The foregoing notwithstanding, Buyer's obligations of confidentiality as set forth in the Confidentiality Agreement shall survive and continue until the Closing Date and, if the Closing does not occur, such obligations shall survive and continue in accordance with the terms and conditions of such Confidentiality Agreement.

                  5.3 LEGAL PRIVILEGES.

                  Sellers and Buyer acknowledge and agree that all attorney-client, work product and other legal privileges that may exist with respect to the Company prior to the Closing shall, from and after the Closing Date, be deemed to be joint privileges of Sellers and Buyer. Both Sellers and Buyer shall use all commercially reasonable efforts after the Closing Date to preserve all such privileges and neither Sellers nor Buyer shall knowingly waive any such privilege without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

                  5.4 TAX MATTERS.

                  (a) Tax Returns. Sellers, the Company and the Subsidiaries of the Company shall timely and accurately file or cause to be filed (i) all Tax Returns required to be filed by the Company or its Subsidiaries prior to the Effective Date, and (ii) all Income Tax Returns and Tax Returns for franchise Taxes based on capital for all Pre-Effective Date Tax Periods. The Buyer shall be responsible for the timely preparation and filing of all Tax Returns of the Company and its Subsidiaries other than those Tax Returns that are the responsibility of Sellers pursuant to the preceding sentence; provided, however, that Buyer shall be responsible for filing Income Tax Returns (other than U.S. federal Income Tax Returns) for Tax Periods that include but do not end on the Effective Date and shall provide Sellers with a right to review such returns and consider, in good faith, Sellers' reasonable comments thereto.


STOCK PURCHASE AGREEMENT               30

                  (b) Indemnification by Sellers. Provided Buyer has complied with Sections 5.4(d) and 5.4(e) (although Buyer's non-compliance with Section 5.4(e) shall not relieve Sellers of their obligations hereunder unless such non-compliance has prejudiced Sellers), Sellers shall pay and be responsible for, and shall indemnify and hold harmless Buyer and the Company and its Subsidiaries from and against Taxes for any Pre-Effective Date Tax Period (other than deferred Income Taxes and provided that (i) no obligation for which indemnification is due under this Section 5.4(b) shall be included as a liability for purposes of determining the Final Working Capital Amount, and (ii) with respect to Taxes other than Income Taxes (and franchise Taxes based on capital) for Pre-Effective Date Tax Periods, Sellers shall only be liable to the extent such Taxes, in the aggregate, exceed the aggregate amount of refunds and credits of such Taxes (including interest thereon) that Buyer, the Company and its Subsidiaries have obtained. Sellers shall be entitled to all refunds and credits (including interest thereon) of Income Taxes (and franchise Taxes based on capital) for any Pre-Effective Date Tax Period. Except to the extent provided in Section 5.4(g), in the event Sellers are liable for Taxes under this Section 5.4(b), Sellers shall reimburse the Buyer, the Company and the Subsidiaries of the Company for any reasonable and necessary out-of-pocket costs incurred by them in assisting with the defense of a claim for such Taxes or a claim for refund thereof. With respect to any Tax period that includes but does not end on the Effective Date, Taxes for the Pre-Effective Date Tax Period shall be determined as if such Tax period actually ended on the Effective Date and included the sale contemplated by this Agreement; provided, however, that ad valorem Taxes shall be pro-rated on a daily basis through the Effective Date.

                  (c) Indemnification by Buyer. Provided Sellers have complied with Section 5.4(e) (although Sellers' non-compliance with Section 5.4(e) shall not relieve Buyer of its obligations hereunder unless such non-compliance has prejudiced Buyer), Buyer shall pay and be responsible for, and shall indemnify and hold harmless Sellers and their Affiliates from and against all Taxes payable by or with respect to the Company or its Subsidiaries other than those Taxes for which Sellers are responsible under Section 5.4(b) (together with reasonable attorneys' fees and any legal or other expenses for investigating or defending any actions with respect to Taxes). Buyer shall be entitled to all refunds and credits (including interest thereon) of (i) all Taxes for any Post-Effective Date Tax Period and (ii) all Taxes other than Income Taxes (and franchise Taxes based on capital) for any Pre-Effective Date Tax Period.

                  (d) Control of Certain Tax Contests by Sellers. Sellers shall have exclusive control over and responsibility to conduct any audit and contest with respect to any Tax for which Sellers might be liable under Section 5.4(b) (including any claim for refund to which Sellers may be entitled). In any such audit or contest (including a claim for refund), Buyer will take, and will cause the Company to take, such action as Sellers may by written notice reasonably request in connection with such audit or contest (including execution of powers of attorney). Notwithstanding the foregoing, with respect to a potential adjustment of Taxes of the Company for which both Sellers and Buyer could be liable, or which involves an issue that recurs in a period ending after the Effective Date (whether or not the subject of audit at such time), (i) both Buyer and Sellers may participate at their own expense in the audit or proceeding and (ii) the audit or proceeding shall be controlled by that Party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for a future Tax period. Neither Buyer nor Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding that would adversely affect the other Party for such year or a subsequent year without the written consent of the other Party, which consent may not be unreasonably withheld.


STOCK PURCHASE AGREEMENT               31

                  (e) Notice. Buyer shall notify Sellers in writing promptly upon receipt by the Company or its Subsidiaries of oral or written notice of any audit, contest or assessment with respect to any Tax for which Sellers might be liable under Section 5.4(b). Sellers shall notify Buyer in writing promptly upon receipt by Sellers of oral or written notice of any audit, contest or assessment with respect to any Tax for which Buyer might be liable under Section 5.4(c) or 5.4(m).

                  (f) Payment of Indemnification. Upon payment of any Taxes with respect to which a party is entitled to receive indemnification hereunder, such party shall submit an invoice to the Indemnifying Party stating that such Taxes have been paid and giving in reasonable detail the particulars relating thereto. Subject to Section 9.3(c), the Indemnifying Party shall remit payment for such Taxes promptly upon receipt of such notice. Upon receipt by a party (or an Affiliate of such party) of a refund or credit to which another party is entitled hereunder, the party or Affiliate receiving such refund or credit shall promptly remit payment of such refund or credit amount (plus interest received thereon) to the party entitled to receive it.

                  (g) Assistance and Cooperation. After the Closing Date, each of Sellers and Buyer (together with their respective Affiliates, including the Company and its Subsidiaries), at their own cost and expense, shall reasonably:

                      (1) assist the other party in preparing any Tax Returns and statements which such other party is responsible for preparing and filing;

                      (2) cooperate fully in preparing for any Tax audits of, or disputes, contests or proceedings with, taxing authorities regarding any Taxes;

                      (3) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Tax liabilities that are attributable to the Company and relate to or affect periods beginning prior to the Effective Date;

                      (4) preserve all such information, records and documents until the expiration of any applicable statues of limitations or extensions thereof and as otherwise required by law;

                      (5) make available to the other, as reasonably requested, personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters;

                      (6) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request attributable to the Company with respect to any Pre-Effective Date Tax Period;

                      (7) keep confidential any information obtained pursuant to this Section 5.4(g), except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Tax proceeding; and

                      (8) furnish the other with adequate information that would enable the other party to determine its entitlement to, and the amount of, any refund or credit to which either party reasonably believes the other party may be entitled.


STOCK PURCHASE AGREEMENT               32

                  (h) Tax Changes. Without the prior written consent of Sellers, neither Buyer nor the Company or the Subsidiaries of the Company, nor any Affiliate of Buyer shall, to the extent it may affect or relate to the Company or its Subsidiaries, make or change any Tax election, change any annual Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission could reasonably be expected to have the effect of increasing the Pre-Effective Date Tax Period Tax liability of Sellers (including Sellers' liability hereunder). Notwithstanding the foregoing, with respect to each non-U.S. Subsidiary, within 120 days after Closing, Sellers shall either grant consent for Buyer to cause a Section 338(g) election to be made for each such Subsidiary, or provide a good faith estimate of the increase in Tax liability of Sellers that would result (or is reasonably expected to result) from such election (and failure to provide either within such 120-day period shall be considered consent). For any non-U.S. Subsidiary for which consent has not been granted pursuant to the foregoing sentence, Sellers shall provide consent if Buyer agrees to indemnify Sellers for the actual Tax liability incurred by Sellers as a result of such election, provided however that such indemnity amount shall not exceed the good faith estimate provided in the foregoing sentence.

                  (i) Tax Sharing Agreement. All Tax sharing and similar agreements (other than the provisions of this Agreement) between the Company or the Subsidiaries of the Company, on the one hand, and Sellers or any other corporation or corporations, on the other hand, shall be terminated on the Closing Date as of the Effective Date, and none of Sellers, the Company or the Subsidiaries of the Company shall have liability from and after the Effective Date under any such agreement.

                  (j) Coordination with Article IX. The obligations of the Parties set forth in this Section 5.4 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable Tax statute of limitation. Any payment made between the parties under this Section 5.4 shall be treated as an indemnity payment under Section 9.1(b) or Section 9.2(b) and as subject to the provisions of Article IX; provided that (i) only Sellers' liability for Taxes other than Income Taxes (and franchise Taxes based on capital) for Pre-Effective Date Tax Periods, as determined under Section 5.4(b), shall be subject to the limitations of Section 9.5(a) and (ii) to the extent the provisions of this Section 5.4 and of Article IX conflict, the provisions of this Section 5.4 shall take precedence.

                  (k) Payment for Tax Savings. Notwithstanding the provisions of Sections 5.4(b) and 5.4(c), in the event that with respect to any Pre-Effective Date Tax Period a change in the Company's or Sellers' Tax treatment of an item occurs which results in a Final Determination that causes an Income Tax savings for the Buyer or the Company or the Subsidiaries of the Company, Sellers shall notify the Buyer of such change and Income Tax savings and the Buyer shall pay to Sellers within 10 days of receiving such notice, an amount equal to the present value of the Income Tax savings achieved by the Company or Buyer as a result of such change by Sellers calculated using a discount rate equal to the Prime Rate on the date of receipt of such notice; provided, however, that Buyer shall be excused from making a payment to the extent such payment would place Buyer in a worse position than Buyer would have been in had the adjustment giving rise to the Tax savings not occurred. In the event of any dispute with respect to any amount owed under this Section 5.4(k), such dispute shall be finally and conclusively resolved by a nationally known independent accounting firm (the "Arbiter") selected by Buyer and Sellers, which firm shall not be the then regular auditors of Buyer or Sellers. Promptly, but not later than 10 days after its acceptance of its appointment, the Arbiter will determine (based


STOCK PURCHASE AGREEMENT               33
solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting Income Tax savings, which report will be conclusive and binding upon the parties. The fees and expenses for the Arbiter, if any, will be paid one-half by Buyer and one-half by Sellers.

                  (l) Tax Return Packages. Buyer shall cause appropriate employees of the Company and its Subsidiaries to prepare usual and customary Tax return packages (in the form provided to the Company and its Subsidiaries for the 2000 calendar year) with respect to the Tax period beginning January 1, 2001 and ending as of the Effective Date. The Buyer shall cause the Tax return packages for the period beginning on January 1, 2001 and ending as of the Effective Date to be delivered to Sellers no later than the last day of the third calendar month succeeding the month in which the Effective Date occurs.

                  (m) Transfer Taxes. Notwithstanding anything herein to the contrary, all sales, use, gross receipts, registration, business and occupation, transfer, stamp duty, securities transactions, real estate, and similar Taxes and notarial fees assessed or payable in connection with the transfer of the Stock or other transactions contemplated by this Agreement, regardless of whether such Taxes become due or payable on or after the Effective Date, shall be paid by Buyer; provided that Sellers shall reimburse Buyer for one-half of the transfer taxes (excluding any interest or penalties arising as a result of any action or inaction by Buyer or its Affiliates on or after the Effective
Date) actually paid by Buyer promptly upon presentation to Sellers of reasonable documentation evidencing payment of same.

                  (n) Section 338(h)(10) Election. Sellers and Buyer shall join in an election to have the provisions of Section 338(h)(10) of the Code, the regulations thereunder and any analogous provision of state or local law (any such election, a "Section 338 Election") apply to the acquisition of the Stock. Buyer may choose to make such election for any one or more of the Subsidiaries, but shall make such election for the Company. Sellers will pay any federal Tax imposed on the Company attributable to making the Section 338 Election and any corresponding state Income Tax in connection with the deemed sale of the Company's assets as a result of the Section 338 Election and shall indemnify and hold Buyer and its Affiliates harmless from any Tax liability (including interest and penalties) arising out of the failure of the Sellers to pay such Taxes. The allocation of the Purchase Price among the Company's assets shall be made in accordance with Section 338 and the Treasury Regulations thereunder and any comparable provisions of state or local law, as applicable. Such allocation shall be determined by Buyer and delivered to Sellers at least 90 days prior to the date an IRS Form 8023 is required to be filed in respect of the acquisition of the Stock (such allocation, the "Proposed Allocation"). Sellers shall accept the Proposed Allocation unless, in Seller's judgment, it would be unreasonable to do so. If Sellers believe that the Proposed Allocation is unreasonable, Sellers shall notify Buyer within 30 days of their receipt of the Proposed Allocation of the manner in which Sellers would modify the Proposed Allocation to make it reasonable (such modified allocation, the "Modified Allocation"). If Buyer and Sellers are unable to resolve their differences within 15 days, the manner shall be referred to an "independent accounting firm", as described in
Section 2.2(c). Such accounting firm shall determine whether the Proposed Allocation was reasonable. If such accounting firm determines that the Proposed Allocation was reasonable, such allocation shall be the "Final Allocation." If such accounting firm determines that the Proposed Allocation was not reasonable, the Modified Allocation shall be the "Final Allocation." Buyer and Sellers shall each file Internal Revenue Service Form 8023 (and any applicable forms required under state or local law), to be prepared by Buyer, in respect of each Section 338 Election in a timely manner consistent with the Final Allocation and shall not take any position on any Tax Return that is inconsistent with the Final Allocation. Sellers shall provide evidence to the Buyer that such forms were filed. Sellers


STOCK PURCHASE AGREEMENT               34
agree to indemnify Buyer against any lost Tax benefits (based on the present value of such lost benefits, assuming a 15 year reference period and 7% discount factor) resulting from an invalid Section 338 Election, but only to the extent such invalidity is caused by the failure of Sellers to fulfill their obligations under this Section 5.4(n) (provided that Sellers' reliance on the accuracy of Form 8023 prepared by Buyer shall not be considered a failure of Sellers to fulfill their obligations under this Section 5.4(n)).

                  5.5 USE OF CERTAIN PARENT TRADEMARKS.

                  (a) Buyer acknowledges and agrees that, other than as provided for in this Section 5.5, it is not obtaining any rights or licenses with respect to the names "Lockheed Martin Corporation," "Lockheed Corporation," "Martin Marietta Corporation," "Loral Corporation" or any confusingly similar derivative thereof or associated logos or trade dress (the "Parent Marks"). Buyer shall cease and shall cause the Company and its Subsidiaries to cease any and all use of the Parent Marks as soon as practicable after the Closing Date, but not more than 120 days after the Closing Date; provided, however, that with respect to stationery, contracts, purchase orders, agreements and other business forms and writings which could result after the Closing Date in a legal commitment of Parent or any of its Subsidiaries, the Company and its Subsidiaries will cease within 45 days after the Closing Date any use of the Parent Marks, except to the extent that applicable Law requires such Person to continue such use until such name change is effected, in which case until such time. Within 45 days after the Closing Date, Buyer shall notify or cause the Company and its Subsidiaries to notify, in writing, all customers, suppliers and financial institutions having current business relationships with the Company and its Subsidiaries that the Company and its Subsidiaries have been acquired from Sellers by Buyer. Notwithstanding the foregoing, Buyer, the Company and its Subsidiaries shall not be required to remove and shall have the right to use any of the Parent Marks in the same manner used prior to the Closing to the extent that such marks are embedded in any software programs developed prior to the Closing Date and licensed or sublicensed by the Company or its Subsidiaries.

                  (b) As soon as reasonably practicable, but in any event not later than 120 days after the Closing Date, Buyer shall cause the Company and its Subsidiaries to change each of their names to a new name not including the Parent Marks and thereafter shall not use and shall cause the Company and its Subsidiaries not to use or include any of the Parent Marks as or in their corporate, popular, trade or domain names.

                  (c) Buyer agrees, on behalf of itself and its Subsidiaries, not to use or seek to register any trade name, service mark, trademark or domain name identical with or confusingly similar to "Lockheed Martin," "Lockheed," "Martin Marietta" or "Loral." Buyer agrees, on behalf of itself and its Subsidiaries, that it will never directly or indirectly challenge, contest or call into question or raise any questions concerning the validity or ownership of "Lockheed Martin," "Lockheed," "Martin Marietta" or "Loral" by Parent, any registration or application for registration of "Lockheed Martin," "Lockheed," "Martin Marietta," "Loral" or any domain name application or registration containing "Lockheed Martin," "Lockheed," "Martin Marietta" or "Loral." Buyer agrees that nothing herein shall give Buyer, the Company or the Subsidiaries of the Company any right to or interest in "Lockheed Martin," "Lockheed," "Martin Marietta" or "Loral" except the right to use the same in accordance with the terms of this Agreement, and that all and any uses of "Lockheed Martin," "Lockheed," "Martin Marietta" or "Loral" by Buyer, the Company or the Subsidiaries of the Company shall inure to the benefit of Sellers.


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                  (d) Sellers acknowledge that Buyer's occasional use of the
Parent Marks in a neutral, non-trademark sense to identify its past affiliation with Sellers in the ordinary course shall not violate this Section 5.5.

                  5.6 INTELLECTUAL PROPERTY.

                  (a) As of the Closing Date, Sellers or their Affiliates shall execute assignments to the Company and its Subsidiaries of those patents, patent applications, domain names and registered trademarks and trademark applications listed in Schedule 5.6(a).

                  (b) With respect to Intellectual Property owned by Sellers or their Affiliates that is used by the Company or its Subsidiaries as of the Closing Date to conduct the Business but that is not transferred to the Company or Buyer hereunder, Sellers and their Affiliates agree, subject to the provisions of Section 5.5, to grant a worldwide, paid-up, perpetual, royalty-free, non-exclusive license, transferable only upon the sale or transfer of all or substantially all of the assets to which the license applies, to the Company and its Subsidiaries and Affiliates to make, have products made for sale or distribution by or on behalf of the Company or its Affiliates, use (including the right to grant sublicenses for end use of products supplied by the Company or its Subsidiaries to customers or other end users, but not including the right to grant sublicenses for manufacture or sale of products that are not sold or distributed by or on behalf of the Company or its Affiliates), sell, offer for sale, import, copy, modify, publicly display, create derivative works, and distribute in respect of such Intellectual Property to continue such uses in the Business.

                  (c) Schedule 5.6(c) sets forth a list of jointly-developed software currently owned or used by the Company or its Subsidiaries in the Business. With respect to the jointly-developed software listed in Schedule 5.6(c), the ownership of such software and of the associated intellectual property rights shall be as set forth in Schedule 5.6(c). Where "Subject to License" is indicated, effective as of the Closing Date, the owning party designated on Schedule 5.6(c), on behalf of itself and its Affiliates, hereby grants to the non-owning party (be it either the Company or Sellers), its Subsidiaries and Affiliates and their respective successors and/or assigns of substantially all of its equity or assets of its related business, a worldwide, perpetual, paid-up, royalty-free, nonexclusive license to make, have products made for sale by or on behalf of the non-owning party or its Affiliates, use (including the right to grant sublicenses for end use of products supplied by such non-owning party or its Subsidiaries to customers or other end users, but not including the right to grant sublicenses for manufacture or sale of products that are not sold or distributed by or on behalf of such non-owning party or its Affiliates), sell, offer for sale, import, copy, modify, publicly display, create derivative works, and distribute in respect of such jointly-developed software for continued use by such non-owing party and its Subsidiaries and Affiliates in its business, subject to any rights previously granted to third parties.

                  5.7 LEASES.

                  Sellers agree to use their commercially reasonable efforts to cause the lessors of the properties described on Schedule 3.1(s) that are leased to the Parent or a Subsidiary of Parent, other than the Company and its Subsidiaries (collectively, the "Parent Leases"), to consent to the assignment of such leases or to the continued use of such properties by the Company after the Closing. The Parties intend all rights and obligations under each of the Parent Leases shall be assigned to and assumed by the Company at the Closing and the Company shall timely pay and otherwise perform all obligations thereunder. Buyer agrees to execute such guarantees as may be requested by the lessor under any Parent Lease in order to have the rights and obligations under each of the Parent Leases assigned to and assumed by the Company at the Closing. The


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Company's failure to perform fully all of the obligations under any Parent Lease subsequent to such assignment or Buyer's failure to execute such guarantees as may be requested by the lessor under any Parent Lease shall be subject to the indemnity afforded to Sellers by Buyer under Section 9.2 of this Agreement. If, at any time after the Closing Date, any amounts are paid under any Parent Lease by Parent or any of its Affiliates, Buyer shall reimburse Sellers such amounts promptly after receipt from Sellers of notice thereof accompanied by written evidence of the underlying payment obligation.

                  5.8 ADMINISTRATION PENDING TRANSFER OF CERTAIN CONTRACTS.

                  (a) This Agreement shall not constitute an assignment or transfer of any rights, privileges and powers of Parent or any of its Affiliates under any Contract (including Leases) which, but for this Section 5.8, would be assigned to and assumed by Buyer, the Company or the Subsidiaries of the Company if such assignment or transfer, without a necessary approval of a third party, would be ineffective or would constitute a default under, or other contravention of, the provisions of any such Contract or applicable Laws or give rise to any right of acceleration of any obligation thereunder or any right to termination thereof and such approval shall not have been obtained prior to the Closing Date (any such Contract, a "Restricted Contract"). Attached hereto as Schedule 5.8 is a list of those Contracts with respect to which such an approval is required as of the date hereof.

                  (b) With respect to any Restricted Contract, on the Closing Date, the Company shall, if and to the extent permitted by applicable Laws, assume the responsibility to supervise, manage, administer and otherwise discharge the duties that were discharged by Parent or its Affiliates (other than the Company and its Subsidiaries) with respect to such Restricted Contract prior to the Closing Date until the requisite approvals are obtained (or the relevant Contracts amended to provide) for the Company to assume the rights, privileges and powers of Parent and its Affiliates thereunder. Upon the receipt of such approval (or the amendment of such Contracts), the Company will assume the rights, privileges and powers of Parent and its Affiliates thereunder in accordance with the terms of this Agreement and the aforesaid rights, privileges and powers under such Restricted Contract shall be assigned to and assumed by the Company. The Company's failure to perform fully all of the obligations under any Restricted Contract subsequent to such assignment shall be subject to the indemnity afforded to Sellers by Buyer under Section 9.2 of this Agreement.

                  (c) Following the Closing, the Parties shall use their commercially reasonable efforts, and shall cooperate with each other, to obtain promptly all authorizations, approvals, consents or waivers necessary to assign any Restricted Contracts to the Company or its Subsidiaries. Pending or in the absence of such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to ensure that the Company has all of the benefits and liabilities of such Restricted Contracts. Without limiting the foregoing, (x) Sellers shall not, so long as there are no breaches under such Restricted Contract, terminate, amend or waive any rights under any Lease constituting a Restricted Contract without the prior consent of Buyer, and (y) the Company will directly pay any amounts owing under any such Restricted Contracts directly to the other parties to such Restricted Contracts. Sellers shall bear the costs of obtaining any such authorizations, approvals, consents or waivers of third parties.

                  (d) Buyer shall, promptly upon obtaining knowledge thereof, give Sellers notice of any default or event of default under any Restricted Contract. In so acting, with respect to any Restricted Contract as to which notice has been given in accordance with the preceding

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sentence, Buyer shall, while any default is continuing, act only pursuant to written instructions from Sellers; provided, that Buyer shall have no liability for any act taken or omission made in accordance with such instructions.

                  (e) Each Party shall furnish to the other and its authorized agents and representatives such financial and operating data and other information with respect to the Restricted Contracts with respect to which Buyer then acts as agent pursuant to this Section 5.8 as any of them shall reasonably request.

                  (f) Sellers shall take all actions reasonably requested by Buyer to enforce their rights under any Restricted Contract including the assertion of any claim against a party to such Restricted Contract or the assignment of any such claim to Buyer.

                  5.9 FINANCIAL SUPPORT ARRANGEMENTS.

                  (a) Buyer agrees that, not later than 150 days after the Closing Date (the "Financial Support Trigger Date"), and in a manner reasonably satisfactory to Sellers, Buyer shall use all commercially reasonable efforts to have Parent and its Affiliates unconditionally released from all obligations under any Financial Support Arrangements maintained by Parent or any of its Affiliates in connection with the Business and set forth on Schedule 5.9 (the "Scheduled Financial Support Arrangements") . With respect to Scheduled Financial Support Arrangements as to which the Company has not yet been awarded a Contract, Buyer shall use its commercially reasonable efforts to substitute other arrangements for such Financial Support Arrangement prior to the award of the Contract. With respect to the assignment by the Company of any Contract as to which a Scheduled Financial Support Arrangement has not been so unconditionally released, it shall be a condition to such assignment that, in a manner reasonably satisfactory to Sellers, Parent and its Affiliates shall have been unconditionally released from all obligations under such Scheduled Financial Support Arrangement.

                  (b) Parent will use commercially reasonable efforts to cause each Scheduled Financial Support Arrangement to remain in full force and effect in accordance with its terms until the earliest of the following (the "Release Date"): (i) the date on which Parent and its Affiliates are unconditionally released under such Scheduled Financial Support Arrangement in accordance with
Section 5.9(a); (ii) the Financial Support Trigger Date; or (iii) the date such Scheduled Financial Support Arrangement terminates in accordance with its terms. After the Closing Date and prior to the Release Date for any such Scheduled Financial Support Arrangement, Parent will not waive any requirements of or agree to amend such Scheduled Financial Support Arrangement in any material respect without the prior written consent of Buyer which consent shall not be unreasonably withheld.

                  (c) If, at any time after the Closing Date, (i) any amounts are drawn on or paid under any Scheduled Financial Support Arrangement pursuant to which Parent or any of its Affiliates is obligated to reimburse the Person making such payment or (ii) Parent or any of its Affiliates pays any amounts under, or any fees, costs or expenses relating to, any Scheduled Financial Support Arrangement, promptly upon Parent's request, Buyer shall make any payments required to be made by Parent or any of its Affiliates or, if payment has already been made, reimburse Sellers such amounts promptly after receipt from Sellers of notice thereof accompanied by written evidence providing reasonable detail of the underlying payment obligation.

                  (d) In the event that Buyer fails to obtain the unconditional release of Parent and its Affiliates from all obligations under the Scheduled Financial Support Arrangements by the


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


Financial Support Trigger Date, Buyer shall either (i) promptly deposit with an escrow agent reasonably acceptable to Parent an amount in cash equal to the aggregate principal or stated amount, as may be applicable, of the Scheduled Financial Support Arrangements not so released, which monies shall be held pursuant to an escrow agreement in form and substance reasonably acceptable to Buyer and Sellers, or (ii) provide back-up letters of credit issued by one or more commercial banks reasonably satisfactory to Sellers, payable to Sellers in such aggregate principal or stated amount and otherwise in form and substance reasonably satisfactory to Sellers with respect to such Scheduled Financial Support Arrangements. Sellers shall use their commercial reasonable efforts to keep in place, and Parent will not waive any requirements of or agree to amend such Scheduled Financial Support Arrangement in any material respect without the prior written consent of Buyer which consent shall not be unreasonably withheld, for so long as monies are held in escrow or letters of credit are posted, any Scheduled Financial Support Arrangements with respect to which Buyer has deposited monies in escrow or posted back-up letters of credit pursuant to the preceding sentence. Any cash deposited in accordance with clause (i) of this
Section 5.9(d) shall be held in a segregated interest-bearing account and shall be used solely to satisfy Parent's and its Affiliates' payment obligations in respect of such Scheduled Financial Support Arrangements, and the unused portion of any cash relating to a Scheduled Financial Support Arrangement shall be returned to Buyer promptly following the release of Parent or its Affiliates with respect to, or any other termination of, the Scheduled Financial Support Arrangements.

                  (e) In the event that Buyer fails to obtain the unconditional release of Parent and its Affiliates from all obligations of Parent and its Affiliates under the Scheduled Financial Support Arrangements by the Financial Support Trigger Date, and to the extent Buyer has not provided the deposits or letters of credit contemplated by the first sentence of Section 5.9(d), on the day after the Financial Support Trigger Date and on the first day of each calendar quarter thereafter, Buyer agrees to pay to Parent an amount equal to 0.75% (i.e. 3.00% per annum) of the maximum aggregate potential liability of Parent and its Affiliates under such Scheduled Financial Support Arrangements that have not been released or otherwise secured by the deposits or letters of credit contemplated by the first sentence of Section 5.9(d) (determined on the last day of the preceding calendar quarter). Any such payments by Buyer shall be due and payable on the day after the Financial Support Trigger Date and on the first day of each applicable calendar quarter thereafter, and shall be nonrefundable regardless of any subsequent reduction of the liability of Parent or any of its Affiliates thereunder. With respect to the calendar quarter in which the Financial Support Trigger Date occurs, the amount of the payment to be made for such quarter shall be prorated based on the number of days remaining in such quarter.

                  (f) In the event amounts payable by Buyer under this Section
5.9 are not paid when due, in addition to the amounts due, Buyer shall pay to Sellers an amount equal to the simple interest on the amounts due from the date such amounts due were payable to Sellers until the date of payment at a floating rate equal to the Prime Rate.

                  5.10 INSURANCE MATTERS.

                  (a) Sellers and their Affiliates shall keep, or cause to be kept, all material insurance policies presently maintained relating to the Company and its Subsidiaries and their properties, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. Schedule 5.10 sets forth all the insurance policies presently owned and maintained by the Company and its Subsidiaries (as opposed to being owned and maintained by Sellers). Any and all insurance policies not listed on Schedule
5.10 presently maintained relating to the Company and its Subsidiaries are maintained by Sellers or their Affiliates.


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


                  (b) Buyer acknowledges and agrees that, as of the Closing Date, neither Buyer, the Company nor the Subsidiaries of the Company, any property owned or leased by any of the foregoing, nor any of the directors, officers, employees (including the Transferred Employees) or agents of any of the foregoing will be insured under any insurance policies maintained by Parent or any of its Affiliates, except (i) in the case of certain claims-made policies, to the extent that a claim has been reported as of the Closing Date and (ii) in the case of a policy that is an occurrence policy, to the extent the accident, event or occurrence that results in an insurable loss occurs prior to the Closing Date and has been, is or will be reported or noticed to the respective carrier by Buyer or Parent or the Company or the Subsidiaries of the Company in accordance with the requirements of such policies (which claims Parent shall, at Buyer's costs and expense, pursue diligently on Buyer's behalf and the net proceeds of which claims shall be remitted promptly to Buyer upon receipt thereof).

                  (c) On and after the Closing Date, Buyer shall reimburse Parent within 30 days of receipt of an invoice for any self insurance, retention, deductible, retrospective premium, cash payment for reserves calculated or charged on an incurred loss basis and similar items, including associated administrative expenses and allocated loss adjustment or similar expenses (collectively, "Insurance Liabilities") allocated to the Company and its Subsidiaries by Parent on a basis consistent with past practices resulting from or arising under any and all current or former insurance policies maintained by Parent or its Subsidiaries to the extent that such Insurance Liabilities relate to or arise out of the operation of the Company and its Subsidiaries prior to the Closing or any activities of the Buyer or the Company or the Subsidiaries of the Company after the Closing (other than as a result of Buyer obtaining its own insurance); provided that, with respect to any present or former employee of the Business who has received workers compensation benefits at the time of the Closing for six months or more as of the Closing and does not return to full or part time duty with the Company or any of its Subsidiaries, Buyer shall not be obligated to reimburse Parent for the Insurance Liabilities with respect to such person and Parent shall bear the costs of such Insurance Liabilities. Such allocation may be adjusted as a result of changes recommended or required by any Governmental Entity including the Defense Contract Audit Agency. Buyer agrees that, to the extent any of the insurers under the insurance policies, in accordance with the terms of the insurance policies, requests or requires collateral, deposits or other security to be provided with respect to claims made against such insurance policies relating to or arising from the Business, Buyer shall provide the collateral, deposits or other security or, upon request of Parent, will replace any collateral, deposits or other security provided by Parent or any of its Affiliates to the extent related to or arising out of the operation of the Company and its Subsidiaries or any activities of Buyer or the Company or the Subsidiaries of the Company after the Closing (other than as a result of Buyer obtaining its own insurance).

                  5.11 SUPPLEMENTAL DISCLOSURE.

                  Sellers shall have the right from time to time prior to the Closing to supplement the Disclosure Schedules prepared by them or the Company with respect to any matter which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Schedule. Any such supplemental disclosure will be deemed to have cured any breach of any representation or warranty made in this Agreement, but will not be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Section 7.2 hereof have been satisfied. To the knowledge of Sellers, as of the date hereof, there are no items that are required to be disclosed on a Schedule pursuant to the terms of this Agreement that are not so disclosed. Sellers shall also have the right through two business days prior to the Closing Date to supplement the Disclosure Schedules; provided, that such supplemental disclosure shall, in the aggregate, taken together with the Schedules


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


accompanying this Agreement when first executed (the "Original Schedules"), not disclose any state of affairs having, individually or in the aggregate, a Material Adverse Effect not disclosed on the Original Schedules.

                  5.12 TREATMENT OF CERTAIN ACCOUNTS RECEIVABLE.

                  (a) In the event that (i) any of the accounts, notes and loans receivable that were recorded on the books of the Company and its Subsidiaries as of the Closing Date (the "Closing Date Receivables") are not collected in full (net of reserves) within 120 days after the Closing Date, or (ii) any of the accounts, notes and loans receivable that were, in accordance with the Company's past practices, reported as "unbilled" accounts receivable which are billed by the Company within 30 days after the Closing Date (the "Post-Closing Date Receivables" and, together with the Closing Date Receivables, the "Specified Receivables") are not collected in full (net of reserves) within 150 days after the Closing Date, then, notwithstanding any other provision of this Agreement to the contrary, the sole remedy of Buyer shall be to cause Sellers to purchase any such Specified Receivables at the net book amount thereof (taking into account any reserves in effect as of the Closing Date and any payments on such Specified Receivables made after the Closing Date) and no claim may be made based on inaccuracy of any representation or warranty resulting therefrom. If any Specified Receivable is not expected to be collectible until more than 120 days or 150 days after the Closing Date, as applicable, because payment is not expected to be made under the underlying Contract until after the occurrence of a particular event or circumstance (such as conclusion of an audit or achievement of a milestone), then such 120 or 150 day period shall not commence until the occurrence of such event; provided that any such period shall not commence later than the first anniversary of the Closing Date. The day on which Sellers' obligation to purchase any Specified Receivable is referred to as such Specified Receivable's "Specified Receivable Trigger Date." If Buyer elects to cause Sellers to purchase any such Specified Receivables, notice of such election must be received by Sellers prior to the 30th day after the applicable Specified Receivable Trigger Date or Buyer will be deemed to have waived any rights with respect to such Specified Receivable. Such notice shall (i) identify a closing date not less than five days nor more than thirty days after such notice is received by Sellers upon which the closing of the sale shall occur and
(ii) state the purchase price for the Specified Receivable, together with such supporting detail as may be requested by Sellers (which may be audited by Sellers from time to time upon reasonable advance notice). Sellers shall not be obligated to purchase the Specified Receivable unless the Parties agree on the amount of the receivable outstanding. At the closing, Buyer shall deliver to Sellers such instruments of transfer as may be reasonably requested by Sellers to evidence the transfer of the Specified Receivable to Sellers, and Sellers shall pay the purchase price in immediately available funds.

                  (b) Prior to the purchase of any Specified Receivable by Sellers, Buyer shall cause the Company to diligently pursue collection of such Specified Receivable consistent with the Company's customary past practices. In circumstances where (x) (i) a single Person is an account debtor on more than one Specified Receivable and/or accounts, notes or loans receivable that are not Specified Receivables and (ii) such account debtor makes a single lump sum payment on such receivables without identifying specifically to which receivables such payment relates, such payments shall be allocated to satisfy in full the receivables in order of the dates such receivables were billed or (y) less than the full amount of a Specified Receivable shall have been paid by the account debtor, any payment received relating to the Specified Receivable shall be credited to the Specified Receivable.

                  (c) The Closing Date Receivables shall be identified in a schedule prepared by Sellers within two business days after the Closing Date and acceptable to Buyer, and the


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


Post-Closing Date Receivables shall be identified in a schedule prepared by Buyer within 30 days after the Closing Date and acceptable to Sellers. Each such schedule will identify the Specified Receivables in reasonable detail, including identifying the account obligor, the outstanding account balance and any reserves related thereto, the aging of the Specified Receivable and the applicable Specified Receivable Trigger Date for each Specified Receivable.

                  (d) In the event that any Specified Receivable is purchased by Sellers, if requested by Sellers, Buyer shall cause the Company to act as collection agent for Sellers with respect to such Specified Receivables. In such capacity, Buyer shall cause the Company to (i) diligently pursue collection of such Specified Receivables as if such receivables were owned by the Company, and
(ii) remit monies received by the Company in such capacity to Sellers within three business days of receipt. As a fee for acting as collection agent hereunder, the Company may retain 5% of any payments received on such receivables.

                  5.13 AUDITED FINANCIAL STATEMENTS.

                  Sellers shall use commercially reasonable efforts to cause E&Y to prepare and provide to Buyer, as soon as practicable after the Closing and in any event no later than 60 days after the Closing, at Buyer's expense, such financial statements for the Business as may be required under Regulation S-X promulgated under the Securities Act and the Exchange Act in connection with the filing with the Commission by Buyer of a Current Report on Form 8-K or other registration statement or report relating to the transactions contemplated hereby.

                  5.14 CERTAIN PAYMENTS.

                  In the event that the Company or any of its Subsidiaries receives any payments under the CJS Contracts, which agreements were transferred to an affiliate of Parent, the Company will promptly and in any event within five business days of receipt of such payment forward the entire amount of such payment to Parent. "CJS Contracts" means the following contracts: (i) Contract No. 1454-235-54930 with AMELCO Electric/SFIA; (ii) Contract No. MFI-108 (install) and MFI-108M (Maintenance) with NY/NJ Port Authority; and (iii) Contract No. U103C with Austin Airport.

                                   ARTICLE VI
                         EMPLOYEES AND EMPLOYEE MATTERS

                  6.1 EMPLOYMENT OF TRANSFERRED EMPLOYEES.

                  Buyer shall cause all Active Employees of the Company and its Subsidiaries (hereinafter collectively referred to as "Transferred Employees") to remain employed by (or become the responsibility of, as applicable) the Company and its Subsidiaries as of the Closing Date in the same or comparable positions, and at the same or comparable total compensation (including base pay and bonus), as were in effect immediately prior to the Closing Date, except as otherwise provided in this Agreement. For purposes of this paragraph, the term "Active Employees" shall include all full-time and part-time employees, employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability, salary continuation, on layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement. Buyer shall indemnify Sellers and their Affiliates for any liability arising from the termination of employment of, employment of or the failure or refusal to employ, reactivate or reemploy any Transferred Employee or LTD Recipient after the Closing.


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                  (a) Assumption of Employment and Other Agreements. On and
after the Closing Date, except as otherwise provided in this Agreement, Buyer shall assume all obligations under and be bound by the provisions of each offer of employment by Parent or its Affiliates relating to the Transferred Employees, each employment agreement or any other agreement by Parent relating to conditions of employment, employment separation, severance, or employee benefits in connection with the Transferred Employees. Set forth on Schedule 6.1(a) is a list of such agreements (other than Plans) between Parent or its Affiliates and any Transferred Employee that is or could reasonably be expected to become a liability of the Company and its Subsidiaries. Notwithstanding the first sentence of this Section 6.1(a), Sellers shall remain obligated and bound by all transaction completion bonus agreements except in the event that liability under any such agreement results from actions of Buyer and its Subsidiaries from and after the Closing Date, in which event Buyer shall indemnify and hold harmless Parent and its Affiliates for any liability arising under such transaction completion bonus agreement. Buyer will cause the Company and its Subsidiaries to continue the Business Impact Compensation Plan, Pre-Pass Carrier Sales Incentive Plan and Incentive Plan for New Hire Data Entry in New York Centralized Collection and Disbursement Project (collectively, the "Incentive Plans") without change or amendment for any portion of calendar year 2001 remaining after the Closing Date and will cause the Company and its Subsidiaries to pay all benefits due under the Incentive Plans with respect to such calendar year to eligible Transferred Employees in accordance with the terms of the Incentive Plans on or before February 1, 2002. With respect to the Lockheed Martin Corporation Management Incentive Compensation Plan (the "MICP"), Parent will calculate a prorated incentive bonus for the period from January 1, 2001 through the Closing Date based on the terms of the MICP and Buyer shall or shall cause the Company and its Subsidiaries to pay each eligible Transferred Employee such incentive bonus on or before February 1, 2002. Buyer shall or shall cause the Company and its Subsidiaries to implement and continue for the remainder of calendar year 2001 after the Closing Date a bonus plan covering those Transferred Employees who were covered under the MICP immediately prior to such date. Buyer shall indemnify Sellers and their Affiliates for any liability to any Transferred Employee arising because the Transferred Employee's incentive bonus under the MICP was determined as of the Closing Date rather than December 31, 2001 or because the Transferred Employee's incentive bonus under the plan for the period after the Closing Date was not as favorable to such Transferred Employees as the MICP.

                  (b) Recognition of Transferred Employee Service. On and after the Closing Date, Buyer shall cause the Company and its Subsidiaries to recognize the service of each Transferred Employee for the Company and its Subsidiaries, or Parent or its Affiliates before the Closing Date for all employment-related purposes (other than benefit accrual under any defined benefit pension plan) determined in accordance with the practices and procedures of Parent, the Company and its Subsidiaries in effect on the Closing Date.

                  (c) No Accrual under Parent's Plans. Transferred Employees shall not accrue benefits under or remain covered under any employee benefit policies, plans, arrangements, programs, practices, or agreements of Parent or any of its Affiliates after the Closing Date. Except as expressly provided in this Article VI, Parent shall retain all liabilities and obligations with respect to employees of the Parent or its Affiliates (other than the Company and its Subsidiaries) who are not Transferred Employees.

                  (d) No Duplicate Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements. References herein to a


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benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

                  (e) Affiliate Employees. Prior to the Closing Date, Sellers shall deliver to the Buyer Schedule 6.1(e) which lists all Active Employees who, prior to the Closing Date, are performing services for the Company and its Subsidiaries but are employed by Parent or an Affiliate of Parent (other than the Company and its Subsidiaries) and who are intended to become employees of the Company and its Subsidiaries as of the Closing Date (the "Affiliate Employees"). The Company and its Subsidiaries shall employ the Affiliate Employees on the Closing Date. Each such Affiliate Employee shall be a Transferred Employee and shall be treated under this Agreement in a manner that is comparable to the treatment given to the Transferred Employees who are employed by the Company and its Subsidiaries, except that his or her service as of the Closing Date shall be determined in accordance with the practices and procedures of his or her employer, as in effect on the Closing Date.

                  (f) Term of Assumed Obligations. Except as otherwise expressly provided in this Agreement, Buyer's obligations with respect to Transferred Employees under this Article VI shall continue for a period of not less than one year after the Closing Date.

                  (g) Independent Contractors and Leased Employees. On the Closing Date, Buyer shall cause the Company and its Subsidiaries to assume all liabilities and obligations of Parent or any Affiliate of Parent with respect to the continuing retention of any independent contractor or leased employee who performed services for the Company and its Subsidiaries immediately prior to the Closing Date under a Contract with the Company or its Subsidiaries in accordance with the terms and conditions in effect for each such individual's retention immediately prior to the Closing Date. To the extent that the Company or its Subsidiaries utilize the services of any independent contractor or leased employee under a Contract of Parent or its Affiliates (other than the Company and its Subsidiaries), the Company or its Subsidiaries shall be liable under the Contract for such services, but shall not otherwise be liable for or under any such Contract of Parent or its Affiliates (other than the Company and its Subsidiaries) except any such Contract identified on Schedule 6.1(g).

                  6.2 TRANSFERRED EMPLOYEE BENEFIT MATTERS.

                  (a) Savings Plans.

                      (1) As of the date of this Agreement, Transferred Employees participate in the defined contribution plans listed on Schedule 6.2(a)(1) (collectively referred to as the "Parent Savings Plans"). Except as provided in Section 6.2(a)(7), Transferred Employees shall not be entitled to make contributions to or to benefit from matching or other contributions under the Parent Savings Plans on and after the Closing Date.

                      (2) Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer or the Company or its Subsidiaries maintains or adopts one or more savings plans (hereinafter referred to in the aggregate as the "Buyer Savings Plans" and individually as a "Buyer Savings Plan") effective as of the Closing Date and to ensure that each of the following requirements is satisfied as of the Closing Date and for the period thereafter ending on the later of the one-year anniversary of the Closing Date or December 31, 2002: (i) each such Buyer Savings Plan is a qualified, single-employer individual account plan under
Section 401(a) of the Code; (ii) each such Buyer Savings Plan provides that


STOCK PURCHASE AGREEMENT               44

Transferred Employees shall be immediately eligible to participate therein;
(iii) each such Buyer Savings Plan permits Transferred Employees to make before-tax contributions (under Section 401(k) of the Code) and provides for matching contributions by the Company or its Subsidiaries or Buyer under provisions for before-tax and matching contributions that are no less favorable to Transferred Employees than those provided under the Parent Savings Plans immediately prior to the Closing Date; (iv) at least one Buyer Savings Plan applicable to each Transferred Employee provides for nonelective employer contributions for Transferred Employees in an amount equal to at least 5% of each Transferred Employee's wages (as defined in the Lockheed Martin Corporation Capital Accumulation Plan) or, in the case of a Transferred Employee or an Affiliate Employee who prior to Closing was covered by the Lockheed Martin Corporation Operations Support Savings Plan, at least 3% of each Transferred Employees wages (as defined in such plan); and (v) each such Buyer Savings Plan provides that a Transferred Employee who becomes a participant will be immediately fully vested in his or her account balance. Within the thirty (30) day period immediately preceding any transfer of assets and liabilities from a Parent Savings Plan to a Buyer Savings Plan pursuant to this Section 6.2(a), Buyer shall provide Sellers with a written certification, in a form acceptable to Sellers, that the Buyer Savings Plan satisfies each of the requirements set forth in this Section 6.2(a)(2).

                      (3) The terms of the Buyer Savings Plan, or each such Buyer Savings Plan, shall provide that the Transferred Employees shall have the right to make direct rollovers to such plan of their accounts in a Parent Savings Plan, including, if the direct rollover is made within six months after the Closing Date, a direct rollover of any investments in Parent stock and any notes evidencing loans made to such Transferred Employees. However, if Sellers reasonably determine that an immediate distribution from a Parent Savings Plan is impermissible under the Code, Buyer shall cause a Buyer Savings Plan to accept a transfer of assets and liabilities with respect to the Transferred Employees from that Parent Savings Plan at such time and in such form as agreed upon by Sellers and Buyer. After the date of any transfer of assets and liabilities pursuant to this Section 6.2(a), Buyer and the Buyer Savings Plans shall assume all liabilities for the benefits payable to or with respect to such Transferred Employees under the Parent Savings Plans, and Sellers and the Parent Savings Plans and their implementing trust shall retain no liability for such benefits. Buyer may require after December 31, 2002 any Transferred Employees with account balances under a Buyer Savings Plan invested in Parent stock to liquidate such investments and reallocate the proceeds in one or more of the other investment options offered under the Buyer Savings Plan.

                      (4) For purposes of eligibility and vesting under the Buyer Savings Plans, each Transferred Employee shall be credited with service as of the Closing Date as determined under the terms of the Parent Savings Plans. As soon as practicable after the Closing Date, Sellers shall deliver to Buyer a list of the Transferred Employees covered by the Parent Savings Plans, together with each Transferred Employee's service under each of the Parent Savings Plans as of the Closing Date.

                      (5) In connection with any transfer of assets and liabilities pursuant to this Section 6.2(a), Sellers and Buyer shall cooperate with each other in making all appropriate filings required by the Code or ERISA and the regulations thereunder, and the transfer of assets and liabilities pursuant to this Section 6.2(a) shall not take place until as soon as practicable after the date Sellers have delivered to Buyer a copy of the determination letter for the Parent Savings Plans and Buyer has delivered to
Sellers: (i) a copy of the Buyer Savings Plan including provisions which Sellers determine permit such a transfer and (ii) certification that on or before December 31, 2001, Buyer will apply for a determination letter from the IRS that the Buyer Savings Plan is qualified under section 401(a) and, if applicable, 401(k) of the Code, and will


STOCK PURCHASE AGREEMENT               45
take all action required by the IRS to receive such determination letter including but not limited to adoption of any amendments to the Buyer Savings Plan required by the IRS as a condition to such qualification.

                      (6) As soon as practicable after the Closing Date, Sellers shall deliver to Buyer a list of the Transferred Employees who have outstanding loans under the Parent Savings Plans, together with copies of such Transferred Employees' notes, disclosure statements, and security agreements under the Parent Savings Plans. Subject to obtaining the consent of the applicable Transferred Employee if required by law, from the Closing Date until the earliest of: (A) the actual date of transfer of assets and liabilities pursuant to this Section 6.2(a); (B) the full amortization of the Transferred Employee's indebtedness; or (C) the last date on which Buyer or one of its Affiliates pays remuneration to the Transferred Employee, Buyer or its Affiliates shall (xx) continue the payroll deductions pursuant to which each such Transferred Employee is discharging indebtedness to a Parent Savings Plan and (yy) cause the prompt transfer of such payroll deductions to Sellers for transmittal to the proper Parent Savings Plan in accordance with such procedures as agreed by Sellers and Buyer. All such remitted funds shall be transferred to the appropriate Parent Savings Plan and applied to reduce the appropriate Transferred Employee's outstanding indebtedness. Buyer's obligations under this Section 6.2(a)(6) are limited to payroll deductions of loan repayments by the Transferred Employees and remittance of those funds, and nothing herein shall be construed to obligate Buyer to repay to Parent any portion of the outstanding indebtedness of the Transferred Employees that are not otherwise discharged by the Transferred Employees themselves. Notwithstanding anything to the contrary in Article IX, Buyer shall indemnify and hold harmless Sellers and their Affiliates for all claims, demands, actions, proceedings, causes of action, liability, loss, cost, damage, and expense (including reasonable attorney's fees) in any way arising from or incurred as a result of Buyer's failure to remit deducted amounts in accordance with this Section.

                      (7) Parent shall make all required matching contributions without regard to the continued employment of the Transferred Employees with the Parent or its Affiliates with respect to the Transferred Employees' contributions to the Parent Savings Plans that are (i) eligible for matching and
(ii) made before the Closing Date. Such matching contributions shall be made not later than the date on which all other matching contributions are made to the Parent Savings Plans with respect to contributions made at the same time as the Transferred Employees' contributions.

                  (b) Welfare Benefits.

                      (1) Buyer shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, Buyer or the Company or its Subsidiaries maintains or adopts, as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and long-term disability and other employee welfare benefit plans for the benefit of the Transferred Employees (the "Buyer Welfare Plans"). During the period beginning with the Closing Date and ending on the later of the one-year anniversary of the Closing Date or December 31, 2002, the Buyer Welfare Plans shall provide pre-retirement benefits for the Transferred Employees (and their dependents and beneficiaries) that are comparable in the aggregate to the pre-retirement benefits to which they were entitled under the corresponding Plans that are employee welfare benefit plans maintained by Parent, the Company or its Subsidiaries immediately prior to the Closing Date. For purposes of determining eligibility to participate in each Buyer Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plans maintained by Parent and/or the Company or its Subsidiaries on the Closing Date


STOCK PURCHASE AGREEMENT               46

(hereinafter referred to collectively as the "Parent Welfare Plans"). Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Buyer Welfare Plans shall be waived for Transferred Employees provided, however, that any such waiver shall not result in greater coverage for a Transferred Employee than the coverage such Transferred Employee was entitled to under a Parent Welfare Plan. Transferred Employees shall receive credit under the Buyer Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Parent Welfare Plan in accordance with the corresponding Parent Welfare Plans. As soon as practicable after the Closing Date, Parent shall deliver to Buyer a list of the Transferred Employees who had credited service under a Parent Welfare Plan, together with each such Transferred Employee's service, co-payment amounts, and deductible and out-of-pocket limits under such plan. This Agreement does not impose any requirement on the Company or Buyer to provide post-retirement medical or other post-retirement welfare plan coverage to any Transferred Employee, except to the extent required under the continuation of coverage provisions of Section 4980B of the Code and COBRA.

                      (2) Buyer shall refer to Parent and Parent shall assume responsibility for any claim under a Parent Welfare Plan made by a Transferred Employee on or after the Closing Date arising from a disability or loss incurred on or before the Closing Date, except to the extent that such liability has been accrued on the Company's Financial Statements and not paid to Parent, an Affiliate of Parent (other than the Company or its Subsidiaries) or an employee benefit plan of Parent or one of its Affiliates (other than the Company or a Subsidiary of the Company). Nothing in this Section 6.2(b) shall require Parent, any Affiliate of Parent, or the Parent Welfare Plans to make any payment or to provide any benefit not otherwise provided by the terms of the Parent Welfare Plans. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance when the death occurs and in the case of long-term disability benefits, when the disability occurs (provided the individual has not returned to active service with Buyer or the Company or the Subsidiaries of the Company).

                      (3) Parent, Buyer, their respective Affiliates, and the Parent Welfare Plans and the Buyer Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Parent Welfare Plans, and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims.

                      (4) Except for Parent's flexible spending account (the "FSA") balances described in Section 6.2(b)(6), nothing in this Agreement shall require Parent or its Affiliates to transfer assets or reserves with respect to benefits under the Parent Welfare Plans to Buyer or the Buyer Welfare Plans.

                      (5) On and for a period of at least one year after the Closing Date, Buyer shall cause Transferred Employees to be eligible for benefits under a severance or separation pay policy or plans that are at least the same as or comparable to the severance or separation pay policy benefits that are provided by Parent and/or the Company or its Subsidiaries for the benefit of Transferred Employees immediately prior to the Closing Date. Buyer shall recognize the service of each such Transferred Employee with Parent and its Affiliates for eligibility, vesting, and benefit determinations under the Buyer severance or separation pay policy or plan.


STOCK PURCHASE AGREEMENT               47

                      (6) As of the Closing Date, Parent shall cause the portion of the FSA applicable to Transferred Employees to be segregated into a separate component and all account balances of the Transferred Employees in the FSA shall be transferred to a flexible spending account that Buyer shall cause to be maintained for the duration of the calendar year in which the Closing Date occurs.

                      (7) Parent will provide COBRA coverage after the Closing Date to any eligible employee of the Company and its Subsidiaries (and the employee's eligible dependents) who experienced a "qualifying event" as defined in COBRA prior to the Closing Date and who is not employed by the Company or a Subsidiary or by Buyer or one of its Affiliates immediately after the Closing, provided such employees and/or dependents make or have made a proper COBRA election and pay all required premiums. Buyer shall provide or shall cause the Company to provide COBRA coverage after the Closing Date to any Transferred Employee (and the employee's eligible dependents) who is employed by the Company or a Subsidiary or by Buyer or one of its Affiliates immediately after the Closing regardless of whether the Transferred Employee (or the Transferred Employee's eligible dependents) experienced a "qualifying event," as defined in COBRA, before, on or after the Closing Date, provided such employees and/or dependents make or have made a proper COBRA election and pay all required premiums.

                  (c) Termination of Participation in Parent and Affiliate Plans. Prior to Closing, Parent shall take all necessary actions to remove the Company and its Subsidiaries from participation in Plans sponsored by Parent and its Affiliates (other than the Company and its Subsidiaries).

                  6.3 VACATION BENEFITS.

                  (a) On or after the Closing Date, Buyer shall cause the Company and its Subsidiaries to: (i) assume all liabilities of Parent or any Affiliate of Parent with respect to any accrued but unused vacation time of Transferred Employees that is an accrued liability on the Company's Financial Statements; and (ii) allow Transferred Employees to receive paid time off on or after the Closing Date for any unused vacation time accrued prior to the Closing Date in accordance with the Company's policies in effect prior to the Closing Date. Parent and its Affiliates shall have no liability to pay Transferred Employees for the vacation time described in this Section.

                  (b) For purposes of determining a Transferred Employee's eligibility for vacation under the Company or its Subsidiaries' vacation plan, a Transferred Employee shall be credited, as of the first day of the first calendar year that begins after the calendar year in which the Closing Date occurs, with service for the calendar year in which the Closing Date occurs in an amount equal to the Transferred Employee's service with the Company or its Subsidiaries or one of its Affiliates during the calendar year in which the Closing Date occurs.

                  6.4 EMPLOYEE RIGHTS.

                  (a) Nothing herein expressed or implied shall confer upon any employee of Parent or its Affiliates or the Company or its Subsidiaries, or Buyer or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.


STOCK PURCHASE AGREEMENT               48

                  (b) Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder.

                  (c) Nothing in this Agreement shall cause Buyer or its Affiliates or the Company or its Subsidiaries, or Parent or its Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or, except as otherwise provided in
Section 6.1(a) with respect to employment agreements, to continue to employ any Transferred Employee for any period of time following the Closing Date.

                  6.5 WARN ACT REQUIREMENTS.

                  On and after the Closing Date, Buyer shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable Law, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Transferred Employees and government agencies that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Buyer shall not take any action after the Closing Date that would cause any termination of employment of any employees employed by the Company or its Subsidiaries or Parent prior to the Closing Date to constitute a "plant closing" or "mass layoff" under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law or create any liability to Parent for employment terminations under applicable law.

                  6.6 SPECIAL PROVISIONS FOR CERTAIN EMPLOYEES.

                  Any individual employed by the Company or its Subsidiaries who immediately prior to the Closing Date either (i) is currently receiving long-term disability benefits under a long-term disability plan of the Parent or one of its Affiliates (the "Parent LTD Plan") or (ii) has been approved for receipt of long-term disability benefits under the Parent LTD Plan and any individual who but for the receipt of long-term disability benefits would be an Affiliate Employee (collectively, an "LTD Recipient") shall be treated as a Transferred Employee if and when the LTD Recipient recovers from his or her disabling condition and returns to active service with Buyer or the Company or its Subsidiaries. If any LTD Recipient recovers from his or her disabling condition, Parent and its Affiliates shall have no obligation to offer or provide any employment to such LTD Recipient. Nothing herein shall require Buyer or the Company or its Subsidiaries to reemploy an LTD Recipient, except that to the extent an LTD Recipient has a right to re-employment, reinstatement or reactivation by Parent or an Affiliate, Buyer or the Company or its Subsidiaries shall offer employment to such LTD Recipient.

                                  ARTICLE VII
                             CONDITIONS OF PURCHASE

                  7.1 GENERAL CONDITIONS.

                  The obligations of Buyer and Sellers to effect the Closing shall be subject to the satisfaction of the following conditions, unless waived in writing by all Parties:


STOCK PURCHASE AGREEMENT               49

                  (a) No Orders; Legal Proceedings. At the Closing, (i) no Law shall have been enacted by any Governmental Entity, and no Order shall have been entered by any Governmental Entity, in either case which prohibits the transfer of the Stock and (ii) no material Action shall have been commenced by any Governmental Entity which seeks to restrain or materially and adversely alter the transactions contemplated hereby (other than an Action by a Governmental Entity related to a Contract set forth on Schedule 3.1(e) or excluded from disclosure thereon based on materiality).

                  (b) Approvals. All Approvals required by applicable Law to be obtained from any Governmental Entity (other than pursuant to a Contract set forth on Schedule 3.1(e) or excluded from disclosure thereon based on materiality) to effect the transfer of the Stock which are identified on
Schedule 7.1(b) shall have been received or obtained on or prior to the Closing Date and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

                  7.2 CONDITIONS TO OBLIGATIONS OF BUYER.

                  The obligations of Buyer to effect the Closing shall be subject to satisfaction of the following conditions, except to the extent waived in writing by Buyer:

                  (a) Representations and Warranties of Sellers. The representations and warranties of Sellers contained herein that are qualified as to materiality shall be true and correct and the representations and warranties of Sellers contained herein that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.

                  (b) Covenants of Sellers. Sellers shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by them at or prior to the Closing.

                  (c) Officer's Certificate. Buyer shall have received a certificate of Parent signed by an authorized officer of Parent to the effect that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied.

                  (d) Resignation of Directors and Certain Officers. The officers of the Company and its Subsidiaries who will remain employed by Sellers or one of their Affiliates after the Closing Date and all directors of the Company and it Subsidiaries shall have submitted their resignations in writing to the Company and/or the relevant Subsidiaries, as applicable. Such resignations of officers and directors (in such capacity) shall be effective as of the Closing.

                  (e) FIRPTA Certificate. Buyer shall have received a non-foreign status certificate, duly executed, that would exempt the transactions contemplated by this Agreement from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

                  (f) Legal Opinion. Buyer shall have received from counsel to Parent an opinion dated the Closing Date, covering the matters set forth on Exhibit B hereto.

                  (g) Consents. Each of the consents of third parties identified in Schedule 7.2(g) shall have been obtained and be in full force and effect; provided that, if consent of one or


STOCK PURCHASE AGREEMENT               50
more of such third parties under the Contracts identified as Type B Contracts on
Schedule 7.2(g) have not been obtained and be in full force and effect, this condition will be deemed to be satisfied with respect to any such Contracts if Sellers agree in writing to indemnify Buyer, the Company and its Subsidiaries from and against all Indemnifiable Losses based upon or arising from the failure of any such consent to be obtained, which indemnity must be reasonably acceptable to Buyer, shall survive indefinitely and shall not be subject to the limitations set forth in Section 9.5.

                  (h) Limited Noncompetition Agreement. Parent shall have executed and delivered to Buyer the Limited Noncompetition Agreement.

                  (i) No Adverse Changes. Since the date of this Agreement, there shall not have occurred any changes in the business, operations, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, which changes, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Subsequent to the date of this Agreement there shall not have occurred and be continuing any of the following: (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the over-the-counter market shall have been suspended or limited, or minimum prices shall have been established on any such exchange or market by the SEC, by any such exchange or by any other regulatory body or governmental authority having jurisdiction, or (ii) any moratorium on commercial banking activities shall have been declared by federal or New York state authorities.

                  (j) Secretary's Certificates. Each Seller shall have delivered to Buyer a certificate executed by the secretary or assistant secretary of such Seller dated as of the Closing Date, certifying as to the following matters: (a) the incumbency of the officers of such Seller signing documents specified herein on behalf of such Seller, (b) the charter documents of such Seller not having been amended and being in full force and effect, copies of which charter documents shall be attached to such certificates and (c) the resolutions adopted by such Seller's board of directors approving the transactions contemplated by this Agreement having been adopted and not amended, copies of which resolutions shall be attached to such certificates.

                  (k) The Certificates. Sellers shall have delivered to Buyer
(i) the Certificates, duly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or such nominee of Buyer as Buyer shall have designated in accordance with Section 2.1 and otherwise in form acceptable for transfer of the Stock on the books of the Company and (ii) stock certificates representing all of the outstanding shares of each of the Subsidiaries of the Company, to the extent permitted by law.

                  7.3 CONDITIONS TO OBLIGATIONS OF SELLERS.

                  The obligations of Sellers to effect the Closing shall be subject to satisfaction of the following conditions, except to the extent waived in writing by Sellers:

                  (a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained herein that are qualified as to materiality shall be true and correct and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.


STOCK PURCHASE AGREEMENT               51

                  (b) Covenants of Buyer. Buyer shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by it at or prior to the Closing.

                  (c) Officer's Certificate. Sellers shall have received a certificate of Buyer signed by an authorized officer of Buyer to the effect that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.

                  (d) Legal Opinion. Sellers shall have received from counsel to Buyer an opinion dated the Closing Date, covering the matters set forth on Exhibit C hereto.

                  (e) Secretary's Certificate. Buyer shall have delivered to Sellers a certificate executed by the secretary or assistant secretary of Buyer (and each Buyer assignee) dated as of the Closing Date, certifying as to the following matters: (a) the incumbency of the officers of Buyer signing documents specified herein on behalf of Buyer (or such assignee), (b) the charter documents of Buyer (or such assignee), not having been amended and being in full force and effect, copies of which charter documents shall be attached to such certificate and (c) the resolutions adopted by Buyer's (or such assignee's) board of directors approving the transactions contemplated by this Agreement having been adopted and not amended, copies of which resolutions shall be attached to such certificate.

                                  ARTICLE VIII
                           TERMINATION OF OBLIGATIONS

                  8.1 TERMINATION OF AGREEMENT.

         Anything herein to the contrary notwithstanding, this Agreement and the Related Agreements may be terminated at any time before the Closing as follows and in no other manner, provided that the terminating party is not in material breach of its representations, warranties or covenants set forth herein:

                  (a) Mutual Consent. By mutual consent in writing of Buyer and Sellers.

                  (b) Closing Not Consummated by Earlier Date. By Sellers or Buyer at any time after October 31, 2001, if the Closing shall not have occurred by such date, unless extended by mutual consent in writing of Buyer and Sellers; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.

                  (c) Conditions to Buyer's Performance Not Met. By Buyer upon written notice to Sellers if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in Article VII.

                  (d) Conditions to Sellers' Performance Not Met. By Sellers upon written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Sellers to consummate the Closing contemplated by this Agreement as set forth in Article VII.


STOCK PURCHASE AGREEMENT               52

                  8.2 EFFECT OF TERMINATION.

                  In the event that this Agreement and certain Related Agreements shall be terminated pursuant to Section 8.1, all future obligations of the Parties under this Agreement and such Related Agreements shall terminate without further liability of any Party to another; provided that the obligations of the Parties contained in this Section 8.2 and in Sections 3.1(p), 3.2(e),
10.15 and 10.17 and the Confidentiality Agreement shall survive any such termination. A termination under Section 8.1 shall not relieve any Party of any liability for a willful breach of any covenant or agreement under this Agreement or any such Related Agreements, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach. For a period of two years, no representative of Buyer or its Subsidiaries will directly or indirectly offer to employ any employee of the Business, solicit for hire any employee of the Business or attempt to influence any employee of the Business to seek employment with Buyer or any of its Affiliates if the transactions contemplated by this Agreement are not consummated or this Agreement is terminated by either Buyer or Sellers in accordance with Section 8.1(a), or by Sellers in accordance with Section 8.1(b) or (d); provided that the foregoing shall not apply to (x) offers of employment or general solicitations not targeted at employees of the Company or any of its Subsidiaries or (y) persons who cease to be employed by the Company or any of its Subsidiaries for any reason.

                                   ARTICLE IX
                            INDEMNIFICATION; SURVIVAL

                  9.1 OBLIGATIONS OF SELLERS.

                  Effective as of the Closing, Sellers, jointly and severally, agree to indemnify and hold harmless Buyer, the Company and its Subsidiaries, and each of their respective directors, officers, employees, Affiliates, agents and assigns from and against:

                  (a) any and all Indemnifiable Losses based upon or arising from any inaccuracy in any of the representations and warranties made by Sellers on the Closing Date in or pursuant to this Agreement or any certificate or Related Agreement delivered pursuant hereto, other than those relating to (x) Type A, Type B or Type C Claims and (y) Taxes (which are governed by Section 5.4);

                  (b) any and all Indemnifiable Losses based upon or arising from any material breach or nonperformance of any of the covenants of Sellers contained in this Agreement or the Related Agreements, including any matter as to which Sellers in other provisions of this Agreement (including Section 5.4) have expressly agreed to indemnify Buyer or (subsequent to Closing) the Company or any Subsidiary of the Company;

                  (c) fifty percent (50%) of any and all Indemnifiable Losses resulting from Type A Claims; or

                  (d) any and all Indemnifiable Losses resulting from Type C Claims (which, for the avoidance of doubt, are subject to the provisions of Section 9.5).

For purposes of Section 9.1(a), all representations and warranties shall be read as if (x) references therein to the materiality to the Company and its Subsidiaries of any condition or event (including all references to "Material Adverse Effect" and "in all material respects") were deleted and (y) dollar thresholds that qualify exceptions to representations (as opposed to dollar thresholds for


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


purposes of determining disclosure requirements) were deleted. By way of illustration for purposes of this Section 9.1 and for the last sentence of
Section 9.2, (i) any representation that a statement is true and correct in all material respects shall be read as a representation that the statement is true and correct, (ii) any representation that a condition exists except to the extent that its failure to exist would not have a Material Adverse Effect on a Person shall be read as a representation that such condition exists, (iii) any representation that no incidents of a specific nature have occurred that would have a Material Adverse Effect on a Person shall be read as a representation that no incidents of such nature have occurred, and (iv) any Contracts not set forth on Schedule 3.1(e) based on failure to satisfy certain dollar thresholds will not form the basis of a misrepresentation, but the representations in
Section 3.1(e) that are made concerning Material Contracts will be deemed to be made concerning all Contracts, regardless of whether the Contract satisfies the dollar thresholds. Notwithstanding the foregoing, materiality qualifiers and dollar thresholds (1) related to the Financial Statements, (2) included in the definition and applicability of GAAP and (3) set forth in Section 3.1(c) (other than clause (iii) of Section 3.1(c)(3)) shall not be deemed deleted for purposes of Section 9.1(a).

                  9.2 OBLIGATIONS OF BUYER.

                  Effective as of the Closing, Buyer agrees to indemnify and hold harmless Sellers and their respective directors, officers, employees, Affiliates, agents and assigns from and against:

                  (a) any and all Indemnifiable Losses based upon or arising from any inaccuracy in any of the representations and warranties made by Buyer on the Closing Date in or pursuant to this Agreement;

                  (b) any and all Indemnifiable Losses based upon or arising from any material breach or nonperformance of any of the covenants of Buyer contained in this Agreement or the Related Agreements, including any matter as to which Buyer in other provisions of this Agreement (including Sections 5.4, 5.7 or 5.9) has expressly agreed to indemnify Sellers;

                  (c) any and all Indemnifiable Losses based upon or arising from any post-Closing claims made against Scheduled Financial Support Arrangements that remain in place after the Closing;

                  (d) any and all Indemnifiable Losses based upon or arising from any post-Closing claims made against Parent Leases that remain in place after the Closing;

                  (e) the conduct of the Business after the Closing (including the use of Parent Marks pursuant to Section 5.5); or

                  (f) fifty percent (50%) of any and all Indemnifiable Losses resulting from Type A Claims, any and all Indemnifiable Losses resulting from Type B Claims, and any and all Indemnifiable Losses resulting from Type C Claims that are not indemnifiable by Sellers pursuant to Section 9.1(d).

For purposes of Section 9.2(a), all representations and warranties shall be read as if (x) references therein to the materiality to Buyer of any condition or event (including all references to "Material Adverse Effect" and "in all material respects") were deleted and (y) dollar thresholds that qualify exceptions to representations (as opposed to dollar thresholds for purposes of determining disclosure requirements) were deleted.


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


                  9.3 PROCEDURE.

                  (a) Notice of Third Party Claims. Any party seeking indemnification of any Indemnifiable Loss or potential Indemnifiable Loss arising from a claim asserted by a third party shall give written notice to the Party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party promptly after its receipt of an assertion of liability from the third party, and in any event within 20 days of such assertion; provided, however, that the failure so to deliver such notice shall not relieve the Indemnifying Party from any liability under this Article IX except to the extent that the Indemnifying Party is prejudiced thereby. In the event the provisions of Section
5.4 conflict with the provisions of this Section 9.3, the provisions of Section
5.4 shall govern.

                  (b) Defense. In the case of a third party claim, the Indemnifying Party may, at its option, control the defense of an Indemnifiable Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to retain counsel of its choice at its own expense and participate in the defense of the Indemnifiable Claim. If the Indemnifying Party does not assume such defense or the Indemnifying Party notifies the Indemnified Party within 30 days that it will not assume such defense, the Indemnified Party may control the defense of such claim and may settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result. In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense.

                  (c) Tax Adjustments. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party pursuant to this Agreement shall be reduced to the extent that, taking into account the effect of the payment itself, the Indemnified Party realizes a Tax benefit as a result of payment of the claim, loss or damage involved, including any increased deductions, credits or losses of the Indemnified Party. Such Tax benefits will be based on the net present value thereof at the time of payment using a discount rate equal to the mid-term applicable federal rate in effect on the day on which the indemnification payments are due. Any Tax benefit calculations under this
Section 9.3(c) shall be determined using the highest combined marginal Tax rate for federal and applicable state and local income Taxes.

                  (d) Settlement Limitations. Notwithstanding anything in this
Section 9.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment, unless such settlement or compromise includes a complete release of the Indemnified Party with respect to liability related to such Indemnifiable Claim Notwithstanding the preceding sentence, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Indemnifiable Losses of the Indemnified Party relating to such Indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Indemnifiable Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim; provided that the Indemnifying Party shall not be


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


entitled to make any claim under the Indemnified Party's insurance policies and the Indemnified Party shall not be entitled to make any claim under the Indemnifying Party's insurance policies.

                  (e) Procedures with Respect to Type A Claims, Type B Claims and Type C Claims. Notwithstanding anything in this Section 9.3 to the contrary, if the Indemnifiable Claim is based on a Type A Claim, Type B Claim or a Type C Claim, irrespective of whether Buyer or Sellers are the Indemnifying Party, Buyer shall, or shall cause the Company to, at the expense of the Indemnifying Party, promptly assume the defense of such Indemnifiable Claim; provided that Sellers may, at their option and at their expense, participate in the defense of any such Indemnifiable Claim. With respect to Indemnifiable Claims based on Type A Claims or Type C Claims, the Parties shall jointly determine at all times the actions to be taken with respect to such Indemnifiable Claims and the control, investigation, prosecution, defense and settlement thereof.

                  9.4 SURVIVAL.

                  The representations and warranties contained in or made pursuant to this Agreement and the Related Agreements shall expire eighteen months after the Closing, except that the representations and warranties contained in Sections 3.1(a), 3.1(b) and 3.1(x) shall remain in full force and effect indefinitely and the representations and warranties contained in or made pursuant to Sections 3.1(h) (with respect to the first two sentences only), 3.1(n)(8) and 3.1(r) shall survive for the limitations period applicable to the underlying claim. This Article IX shall survive the Closing and shall remain in effect (a) with respect to Sections 9.1(a) and 9.2(a), so long as the relevant representations and warranties survive, (b) with respect to Sections 9.1(b) and 9.2(b), to the extent those Sections relate to the covenants set forth in
Article IV, for eighteen months, (c) with respect to Sections 9.1(b) and 9.2(b) to the extent those Sections relate to covenants other than as set forth in
Article IV, so long as the applicable covenant survives, (c) with respect to
Section 9.1(d), for eighteen months after the Closing, and (d) with respect to Sections 9.1(c), 9.2(c), 9.2(d), 9.2(e) and 9.2(f), indefinitely. Any matter as to which a non-speculative claim has been asserted by written notice to the Indemnifying Party setting forth in reasonable detail the nature of such claim that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article IX notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

                  9.5 LIMITATIONS ON INDEMNIFICATION.

                  (a) Sellers shall not be required to indemnify any Person under Section 9.1(a), Section 9.1(b), solely with respect to pre-Closing covenants or 9.1(d), unless the aggregate of all amounts for which indemnity would otherwise be payable by Sellers, together with any amounts paid or payable by Sellers pursuant to Section 5.4(b) with respect to Taxes other than Income Taxes, exceeds $5,000,000, and in such event, Sellers shall be responsible for only the amount in excess of such $5,000,000, except that such limitations shall not apply to any claims arising out of Section 3.1(b), 3.1(n)(8), 3.1(r) and 3.1(x), for which Sellers shall indemnify the Indemnified Party for the full amount of any Indemnifiable Loss. In no event shall the total indemnification to be paid by Sellers under this Article IX with respect to Section 9.1(a), Section 9.1(b), solely with respect to pre-Closing covenants, and 9.1(d), together with any amounts paid or payable by Sellers pursuant to Section 5.4(b) with respect to Taxes other than Income Taxes, exceed $50,000,000, except that such limitation shall not apply to any claim arising out of Sections 3.1(b), 3.1(n)(8), 3.1(r) and 3.1(x).


STOCK PURCHASE AGREEMENT               56

                  (b) Buyer shall not be required to indemnify any Person under
Section 9.2(a) or Section 9.2(b), solely with respect to pre-Closing covenants, unless the aggregate of all amounts for which indemnity would otherwise be payable by Buyer exceeds $5,000,000, and in such event, Buyer shall be responsible for only the amount in excess of such $5,000,000, and in no event shall the total indemnification payable by Buyer under this Article IX with respect to Section 9.2(a) or Section 9.2(b), solely with respect to pre-Closing covenants, exceed $50,000,000.

                  (c) Any Indemnifiable Claim with respect to any breach or nonperformance by either party of a representation, warranty, covenant or agreement shall be limited to the amount of actual Indemnifiable Losses sustained by the Indemnified Party by reason of such breach or nonperformance, net of any insurance proceeds and net Tax benefits determined in accordance with
Section 9.3(c).

                  (d) If an inaccuracy in any of the representations and warranties made by Sellers or a breach of any covenants of Sellers gives rise to an adjustment in the Purchase Price for the Stock pursuant to Section 2.2, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 9.1.

                  9.6 TREATMENT OF PAYMENTS.

                  All payments made pursuant to this Article IX (other than a payment based on an obligation arising under Section 5.4(m)) shall be treated as adjustments to the purchase price for the Stock. Notwithstanding anything in this Agreement to the contrary (except as may be appropriate for purposes of determining any amount payable by an Indemnifying Party pursuant to Section 9.3(c), an Indemnified Party shall not be indemnified or reimbursed for any tax consequences arising from the receipt or accrual of an indemnity payment hereunder, including any such consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Purchase Price or any additional Taxes resulting from any such basis adjustment.

                  9.7 REMEDIES EXCLUSIVE.

                  The remedies provided for in this Article IX shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of this Agreement or otherwise in connection with the transactions contemplated by this Agreement, except (x)for claims arising out of any breach of the Confidentiality Agreement, Section 5.2 or this Article IX, and (y) for claims based on actual fraud. Each Party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 9.7.

                  9.8 MITIGATION.

                  The Parties shall cooperate with each other with respect to resolving any Indemnifiable Claim, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. Each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an Indemnifiable Claim such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement. In the event that any party shall willfully fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any Indemnifiable Loss that could


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


reasonably be expected to have been avoided if such Party, as the case may be, had made such efforts.

                                    ARTICLE X
                                     GENERAL

                  10.1 USAGE.

                  All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. "Include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. "Shall" and "will" have equal force and effect. "Hereof," "herein," "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to "the date of this Agreement," "the date hereof" or words of like import shall mean July 18, 2001. References in an instrument to "Article," "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa. All accounting terms not otherwise defined herein have the meaning assigned under GAAP.

                  10.2 AMENDMENTS; WAIVERS.

                  This Agreement and any Schedule or Exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

                  10.3 SCHEDULES; EXHIBITS.

                  Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although the Disclosure Schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed an admission by Sellers that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Further, any fact or item which is clearly disclosed on any Schedule to this Agreement or in the Financial Statements in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement clearly apparent shall be deemed to


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


be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

                  10.4 FURTHER ASSURANCES.

                  Each of Buyer and Sellers will use commercially reasonable efforts to cause all conditions to its and the other Parties' obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each of Buyer and Sellers shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby. With respect to the securing of any requisite Approvals after Closing, the Parties shall timely and promptly make all filings which may be required for the securing of such Approvals. In furtherance and not in limitation of the foregoing, each of Buyer and Sellers shall use commercially reasonable efforts to file notification and report forms and similar applications with any applicable Governmental Entity whose Approval may be required following the Closing Date. Buyer and Sellers shall cooperate and use their respective commercially reasonable efforts to respond to any requests for information by any Governmental Entity in connection with such post-Closing Approvals.

                  10.5 GOVERNING LAW.

                  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

                  10.6 HEADINGS.

                  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  10.7 COUNTERPARTS.

                  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

                  10.8 PARTIES IN INTEREST.

                  This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.


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


                  10.9 PERFORMANCE BY SUBSIDIARIES.

                  Each Party agrees to cause its Subsidiaries to comply with any obligations hereunder relating to such Subsidiaries and to cause its Subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

                  10.10 WAIVER.

                  No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

                  10.11 SEVERABILITY.

                  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both Parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. In event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

                  10.12 DAMAGES DETERMINATION.

                  Notwithstanding anything to the contrary elsewhere in this Agreement, no Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for (a) any indirect, incidental or consequential damages, except to the extent such damages are shown to be a reasonably foreseeable result of the breach, violation or other basis for indemnification hereunder, or (b) any special, exemplary or punitive damages, except to the extent awarded by a court in a third party claim and subject to
Section 9.5.

                  10.13 KNOWLEDGE CONVENTION.

                  Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to [its] knowledge" or words of similar intent or effect of any party or its representative, the Person making such statement shall be deemed to be making such statements "to [its] best knowledge" and shall be accountable only for facts and other information, which as of the date the representation is given, are actually known to the Person making such statement, which with respect to Sellers, means the persons identified on Schedule 10.13 hereto, and with respect to any other Persons that are corporations, means the knowledge of its executive officers.

                  10.14 NOTICES.

                  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), (c) mailed by certified or


STOCK PURCHASE AGREEMENT               60
registered mail (postage prepaid), receipt requested, or (d) sent by Express Mail, Federal Express or other express delivery service, receipt requested, to the Parties and at the addresses specified herein or to such other address or to such other person as either Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified herein and an appropriate confirmation of transmission is received,
(ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:

                  If to Buyer, addressed to:

                  Affiliated Computer Services, Inc.
                  2828 North Haskell
                  Dallas, Texas  75204
                  Attention:        Chief Executive Officer
                                    General Counsel
                  Telecopier No.:   (214) 823-5746

                  With a copy to:

                  Baker Botts LLP
                  2001 Ross Avenue
                  Suite 700
                  Dallas, Texas 75201
                  Attention: Neel Lemon, Esq.
                  Telecopier No.:  (214) 661-4954


                  If to Sellers:

                  Lockheed Martin Corporation
                  6801 Rockledge Drive
                  Bethesda, Maryland 20817
                  Attention:  Frank H. Menaker, Jr.
                              Senior Vice President and General Counsel
                  Telecopier No.:  (301) 897-6791


                  With copies to:

                  Lockheed Martin Corporation
                  6801 Rockledge Drive
                  Bethesda, Maryland 20817
                  Attention:  Jeffrey D. MacLauchlan
                              Vice President Financial Strategies
                  Telecopier No.:  (301) 897-6919


                  and


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


                  O'Melveny & Myers LLP
                  555 13th Street, N.W.
                  Suite 500 West
                  Washington, D.C. 20004
                  Attention: David G. Pommerening, Esq.
                  Telecopier No.:  (202) 383-5414

                  10.15 PUBLICITY AND REPORTS.

                  Prior to the Closing, Sellers and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other Party; provided that to the extent that a particular action is required by applicable Law, the Parties shall be obligated only to use commercially reasonable efforts to consult with the other party prior to issuing any such press release, publicity statement or other public notice. Nothing herein shall prevent reasonable pre-Closing communication between the Company or its Subsidiaries and their clients for the purpose of responding to client concerns regarding the effect of the transactions contemplated by this Agreement on service delivery; provided that Sellers shall use commercially reasonable efforts to cause the Company and its Subsidiaries to coordinate the content of any such communications with Buyer to the extent reasonably practicable.

                  10.16 INTEGRATION.

                  This Agreement, the Confidentiality Agreement and the Related Agreements, together with the Schedules and Exhibits thereto, (a) constitute the entire agreement among the Parties pertaining to the subject matter hereof and
(b) supersede all prior agreements and understandings of the Parties in connection therewith, except for the Confidentiality Agreement, which remains in full force and effect.

                  10.17 EXPENSES.

                  Seller and Buyer shall each pay their own expenses incident to the evaluation of the Company and its Subsidiaries and the Business and the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

                  10.18 NO ASSIGNMENT.

                  Neither this Agreement nor any rights or obligations under it are assignable by Buyer except that Buyer may assign its rights hereunder, in whole or in part, to one or more wholly owned subsidiaries of Buyer. Buyer shall remain liable to Sellers for the payment of the consideration set forth herein and other obligations of Buyer hereunder notwithstanding a permitted assignment. Sellers may assign their rights under this Agreement to any Affiliate of Sellers. Sellers shall remain liable to Buyer for the obligations of Sellers hereunder notwithstanding a permitted assignment.

                  10.19 REPRESENTATION BY COUNSEL; INTERPRETATION.

                  The Parties each acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule


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of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the Party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the Parties.

                  10.20 REFERENCE OF DISPUTES TO SENIOR OFFICERS OF SELLERS AND BUYER.

                  Any dispute between Sellers and Buyer arising out of or in connection with this Agreement or the Related Agreements or any alleged breach hereof or thereof may, at the option of either Sellers or Buyer, be submitted for discussion and possible resolution by senior officers of Parent and Buyer, as designated by their respective chief executive officers, for a period of 30 days (or such longer period as the Parties may in particular cases so decide) before initiating any litigation pursuant to Section 10.21 hereof.

                  10.21 RESOLUTION OF DISPUTES.

                  All litigation relating to or arising under or in connection with this Agreement or any of the Related Agreements shall be brought only in the United Stated District Court for the Borough of Manhattan, District of New York (or, if subject matter jurisdiction is unavailable, in the state courts of the State of New York), which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement or the Related Agreements, with each Party irrevocably consenting to the jurisdiction thereof for any actions, suits or proceedings arising out of or relating to this Agreement or the Related Agreements. The Parties irrevocably waive trial by jury in any legal action or proceeding relating to this Agreement, the Related Agreements or any other agreement entered into in connection therewith and for any counterclaim with respect thereto. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement. Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York court. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  10.22 NO THIRD PARTY BENEFICIARIES.

                  This Agreement is not intended to, and shall not be construed to, confer upon any Person other than the Parties any rights or remedies hereunder.

                  [Remainder of Page Intentionally Left Blank]


STOCK PURCHASE AGREEMENT               63

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.



                                            BUYER:


                                            AFFILIATED COMPUTER SERVICES, INC.


                                            By:
                                                --------------------------------
                                            Title:
                                                  ------------------------------





                                            SELLERS:


                                            LOCKHEED MARTIN CORPORATION


                                            By:
                                                --------------------------------
                                            Title:
                                                  ------------------------------


                                            LOCKHEED MARTIN INVESTMENTS, INC.


                                            By:
                                                --------------------------------
                                            Title:
                                                  ------------------------------

STOCK PURCHASE AGREEMENT              S-1